Exhibit 2.1.1

PURCHASE AND SALE AGREEMENT
by and between
CHESAPEAKE APPALACHIA, L.L.C.
(the “Seller”)

and
SOUTHWESTERN ENERGY PRODUCTION COMPANY
(the “Buyer”)

October 14, 2014

4373280v1

TABLE OF CONTENTS

1.		Definitions and References	1
	1.1.	Definitions	1
	1.2.	References; Construction	18
2.		Purchase and Sale; Purchase Price	19
	2.1.	Title and Environmental Defects	19
	2.2.	Preferential Purchase Rights; Required Consents	24
	2.3.	Gas Imbalances	26
	2.4.	Casualty Loss	26
	2.5.	Certain Upward Adjustments	26
	2.6.	Certain Downward Adjustments	27
	2.7.	Closing Date Estimates	27
	2.8.	Final Accounting	28
	2.9.	Payments	29
	2.10.	Administration of Unleased Accounts	29
	2.11.	Tax Allocation	30
3.		Seller’s Representations and Warranties	30
	3.1.	Organization and Good Standing.	30
	3.2.	Legal Requirements	30
	3.3.	No Breach	30
	3.4.	Litigation	31
	3.5.	Taxes	31
	3.6.	Permits	31
	3.7.	Compliance with Laws	31
	3.8.	Contracts	32
	3.9.	Environmental and Safety Matters	33
	3.10.	Authority	33
	3.11.	Broker’s or Finder’s Fees	34
	3.12.	Bankruptcy	34
	3.13.	Preferential Purchase Rights and Required Consents	34
	3.14.	Gas Balancing	34
	3.15.	Payment of Royalties and Expenses	34

	3.16.	Current Commitments	34
	3.17.	Advance Payments	34
	3.18.	Condemnation	35
	3.19.	Payout Balances	35
	3.20.	Compliance with Anti-Bribery Laws	35
4.		Buyer’s Representations and Warranties	35
	4.1.	Organization and Good Standing.	35
	4.2.	Powers	35
	4.3.	No Restriction	35
	4.4.	Authorization	35
	4.5.	No Breach	36
	4.6.	Governmental Consent	36
	4.7.	Litigation	36
	4.8.	Broker’s or Finder’s Fees	36
	4.9.	Qualifications	36
	4.10.	Bankruptcy	36
	4.11.	Funding; Investment	36
	4.12.	Compliance with Anti-Bribery Laws	37
5.		Covenants	37
	5.1.	Access to Properties and Information	37
	5.2.	Conduct of Business	38
	5.3.	Revenues Held For Benefit of the Other Party	40
	5.4.	Revenues and Expenses	41
	5.5.	Suspended Funds	41
	5.6.	HSR Act	41
	5.7.	Governmental Bonds	42
	5.8.	Gathering Agreements	42
	5.9.	Limitations on Representations and Warranties	45
	5.10.	Operatorship	47
	5.11.	FERC Matters	47
	5.12.	Satisfaction of Conditions	48
	5.13.	Confidentiality	48
	5.14.	Development Agreement	48

	5.15.	Selling Affiliates	49
6.		Buyer’s Conditions Precedent	49
7.		Seller’s Conditions Precedent	50
8.		The Closing	51
	8.1.	Buyer’s Deliveries	52
	8.2.	Seller’s Deliveries	52
	8.3.	Post-Closing Adjustments	54
	8.4.	Post-Closing Deliveries	54
	8.5.	Costs	54
	8.6.	Risk of Loss	54
9.		Press Releases	54
10.		Indemnification	54
	10.1.	Assumed Obligations	54
	10.2.	Seller’s Indemnification	54
	10.3.	Buyer’s Indemnification	55
	10.4.	EXTENT OF INDEMNIFICATION	55
	10.5.	Indemnification Procedure	56
	10.6.	Defense	56
	10.7.	Certain Limitations on Indemnity Obligations	57
11.		Termination	58
	11.1.	Right to Terminate	58
	11.2.	Effect of Termination	59
12.		Default	59
13.		Arbitration	59
	13.1.	Consolidation	60
	13.2.	Initiation; Selection of Arbitrators	60
	13.3.	Expenses	60
	13.4.	Procedure	60
	13.5.	Enforcement; Remedies	61
	13.6.	Award of Fees	61
14.		Miscellaneous	61
	14.1.	Time	61
	14.2.	Notices	61

14.3.	Survival	62
14.4.	Cooperation	63
14.5.	No Third Party Beneficiaries	63
14.6.	Cumulative Remedies	63
14.7.	Choice of Law	63
14.8.	Entire Agreement	63
14.9.	Assignment	64
14.10.	Amendment	64
14.11.	Severability	64
14.12.	Attorney Fees	64
14.13.	Waiver	64
14.14.	Counterparts; Facsimiles; Electronic Transmission	64
14.15.	JOINT ACKNOWLEDGMENT	64
14.16.	WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC	65
14.17.	Mutuality	65
14.18.	Schedules	65
14.19.	1031 Like-Kind Exchange	65
14.20.	Sharing of Certain Financial Information Subsequent to the Execution Date	66
14.21.	No Recourse to Financing Sources	67

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Real Property Interests, Wells and Allocated Values
Exhibit A-1	Other Assets
Exhibit A-2	Transferred Gathering Systems
Exhibit B-1	Form of Assignment, Bill of Sale and Conveyance for certain Properties
Exhibit B-2	Forms of Assignment for Other Assets and Transferred Gathering Assets
Exhibit C	Contracts
Exhibit D	Consent Decree Agreement
Exhibit E	Form of Fee Minerals Lease
Exhibit F	Form of Non-Foreign Status Certificate
Exhibit G	Form of Consent Letter

SCHEDULES

Schedule 1.1	Knowledge Persons
Schedule 1.2	Map of Contract Area and Utica Area
Schedule 3.2	Governmental Consents
Schedule 3.3	No Breaches
Schedule 3.4	Litigation
Schedule 3.5	Taxes
Schedule 3.8	Contracts
Schedule 3.9	Environmental and Safety Matters
Schedule 3.13	Preferential Purchase Rights and Required Consents
Schedule 3.14	Gas Balancing
Schedule 3.16	Current Commitments
Schedule 3.17	Advance Payments
Schedule 3.19	Payout Balances
Schedule 5.8.1	Buyer ATEX Volume
Schedule 5.8.2	Midstream Consent Contracts
Schedule 5.11	FERC Jurisdictional Contracts

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 14th day of October, 2014 (“Execution Date”), between CHESAPEAKE APPALACHIA, L.L.C., an Oklahoma limited liability company (the “Seller”), and SOUTHWESTERN ENERGY PRODUCTION COMPANY, a Texas corporation (the “Buyer”). The Buyer and the Seller are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the Seller’s right, title and interest in and to the Properties (as hereinafter defined); and
WHEREAS, the purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions and References. Capitalized terms used throughout this Agreement including the Recitals above and not defined in Section 1.1 below shall have the meaning ascribed to them elsewhere in this Agreement.

1.1.	Definitions. The following terms have the meanings given in this Section 1.1 or in the Section referred to below:
“AAA” means the American Arbitration Association.
“Accounting Referee” means BDO USA, LLP, or such other nationally recognized accounting firm mutually agreed upon by the Parties; provided, however, that if BDO USA, LLP will not serve as the Accounting Referee and the Parties have not mutually agreed on another Accounting Referee within thirty (30) days after the date on which a candidate for a replacement Accounting Referee is first proposed in writing by either Party, then the Accounting Referee shall be selected by the AAA from firms that shall not have performed any work for either of the Parties or any of their respective Affiliates during the five (5) year period preceding such selection.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person.
“Aggregate Defect Threshold” has the meaning specified in Section 2.1.2.
“Allocated Value” means, with respect to a Property, the portion of the Purchase Price allocated to such Property as shown on Exhibit A, provided however that

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such Allocated Value is only attributable to the portion of such Property as to which the term Defensible Title applies.
“Arbitrable Dispute” means (except for: (i) disputes involving Title Defects or Environmental Defects or any cure relating thereto, or involving Title Benefits, each of which will be resolved as provided in Section 2.1.11, or (ii) any matters to be resolved by the Accounting Referee as provided in Section 2.8) any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity or otherwise.
“Assignment” means (a) the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit B-1 with respect to the Properties other than the Other Assets and the Transferred Gathering Systems; and (b) the Assignments in substantially the same forms attached hereto as Exhibit B-2 with respect to the Other Assets and the Transferred Gathering Assets.
“Assumed Obligations” means: (a) all claims, demands, violations, actions, assessments, penalties, fines, liabilities, costs, expenses, duties and obligations of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof for periods from and after the Effective Time, including, without limitation, under the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, as well as under the terms and provisions of all Contracts constituting part of the Properties, including, without limitation, any Contracts entered into by the Seller after the Execution Date and prior to Closing which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2; (b) all liabilities, costs, expenses, duties and obligations of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, arising out of or relating to: (i) Gas Imbalances, (ii) the payment of the balance of the Suspended Funds, (iii) all real estate, use, occupation, ad valorem, severance, production and personal property taxes on the Properties for calendar year 2014 and thereafter (it being acknowledged that such taxes for calendar year 2014 are being prorated pursuant to Section 2.6(b)), (iv) all liabilities, costs, expenses, duties and obligations to properly plug and abandon and decommission wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or comprising part of the Properties; and (v) all liabilities, costs, expenses, duties and obligations to restore the surface of Real Property Interests or the Lands and any other obligations relating to the failure of the Properties or the ownership or operation thereof to

PURCHASE AND SALE AGREEMENT	2

comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time; (c) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Lands and/or units comprising a part of the Properties insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Properties from and after the Effective Time; and (d) the DA Assumed Obligations, if applicable pursuant to the terms of Section 5.14.
“ATEX Agreement” has the meaning specified in Section 5.8.1.
“Basket” has the meaning specified in Section 10.7.1.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma or Houston, Texas are authorized by Law to close.
“Buyer Indemnified Parties” has the meaning specified in Section 10.2.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, gathering line failure, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.
“Casualty Loss” has the meaning specified in Section 2.4.
“CEMI” means Chesapeake Energy Marketing, Inc. or other hydrocarbon marketing Affiliate of the Seller.
“Claimant” has the meaning specified in Section 13.2.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing occurs, which will be the later of (a) December 9, 2014, and (b) the date that is ten (10) Business Days after the date on which all of the conditions to Closing set forth in Sections 6 and 7 (other than those that, by their nature, are satisfied at Closing) have been satisfied (or waived in writing), unless otherwise changed by the mutual written agreement of the Parties.
“Closing Statement” has the meaning specified in Section 2.7.

PURCHASE AND SALE AGREEMENT	3

“Confidentiality Agreement” means that certain confidentiality agreement dated July 17, 2014, executed by the Parties or their Affiliates.
“Consent Decree Agreement” means the Consent Decree Agreement in the form attached hereto as Exhibit D to be entered into between the Seller and the Buyer regarding the Seller’s retention of liabilities and certain rights with respect to the Seller’s performance under that certain Consent Decree issued by the United States District Court for the Northern District of West Virginia on March 11, 2014.
“Consultant” has the meaning specified in Section 2.1.11.
“Contract Area” means, with respect to the Lands, the area outlined on the map attached hereto as Schedule 1.2.
“Contracts” has the meaning specified in the definition of Properties.
“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.
“Cure Period” has the meaning specified in Section 2.1.10.
“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.
“DA Assumed Obligations” has the meanings specified in Section 5.14.
“Defect Notice” has the meaning specified in Section 2.1.
“Defect Notice Date” has the meaning specified in Section 2.1.
“Defensible Title” means title that, although not constituting perfect, merchantable or marketable title, is evidenced by instruments filed of record or other documentation so as to be sufficient against competency claims of bona fide purchasers for value or other persons entitled to protection of applicable recording laws, which, as of the Closing Date: (a) relative to a Real Property Interest, entitles the Seller to receive throughout the productive life of such Real Property Interest not less than the NRI shown for such Real Property Interest on Exhibit A in and to all Hydrocarbons produced and saved or sold from or allocated to the Marcellus Formation, and, if within the Utica Area, the Utica Formation of such Real Property Interest, and if relative to a Well, entitles the Seller to receive throughout the productive life of such Well not less than the NRI shown for such Well on Exhibit A in and to all Hydrocarbons produced and saved or sold from or allocated to the Producing Formation for such Well (except, in the case of each of

PURCHASE AND SALE AGREEMENT	4

the foregoing, for (i) decreases in connection with any operation in which the owner of such Property may elect after the Closing to be a non-consenting co-owner, (ii) decreases resulting from the establishment after the Execution Date of pools or units and (iii) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction); (b) obligates the Seller to bear, with respect to a Well, not greater than the Working Interest set forth in Exhibit A allocated to the Producing Formation of such Well, except increases in such Working Interest that result in at least a proportionate increase in the Seller’s NRI for such Well; (c) entitles the Seller to not less than the respective number of Net Acres shown on Exhibit A for a Real Property Interest with respect to the Marcellus Formation and, if within the Utica Area, the Utica Formation of such Real Property Interest; (d) with respect to any interest not yet earned under a farm-out agreement, entitles the Seller to the right to earn the interest described in Exhibit A in accordance with the terms of such farm-out agreement; (e) subject to Permitted Encumbrances, is free and clear of all Liens; and (f) with respect to a Real Property Interest, is not subject to an Early Lease Expiration.
“Deposit” has the meaning specified in Section 2.
“Development Agreement” means that certain Development Agreement dated November 24, 2008, as amended, entered into between the Seller and SUSA.
“DOJ” has the meaning specified in Section 5.6.
“Dollar” means the United States of America dollar.
“Early Lease Expiration” means, with respect to a Real Property Interest, that (a) such Real Property Interest is not being held by production or operations, and is not capable of being held beyond the primary term thereof by payment of delay rentals, shut-in payments, or by any other means pursuant to the terms of such Real Property Interest (other than by either drilling a new well on such lease or by paying an option fee to extend the term of the lease beyond the expiration date thereof), and (b) assuming the full and timely payment of all rentals and royalties, and except as a consequence of any breach or default under such Real Property Interest by the Buyer or any of its successors-in-interest, such Real Property Interest will expire pursuant to the terms thereof prior to both (i) the expiration date set forth for such Real Property Interest on Exhibit A and (ii) eighteen (18) months following the Effective Time.
“Easements” has the meaning specified in the definition of Properties.
“Effective Time” means 7:00 a.m. Central Time, July 1, 2014.
“Environmental Claim” has the meaning specified in Section 3.9.2.
“Environmental Defect” means a violation of applicable Environmental Laws existing prior to the Closing Date on or under any Real Property Interest or other Property that requires, if known, or will require, once discovered, reporting to a

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Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws.
“Environmental Law” means any Law relating to the environment, health and safety, hazardous materials, industrial hygiene, Hydrocarbon well construction, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended and any other Law the purpose of which is to conserve or protect human health, the environment, wildlife or natural resources.
“Excluded Assets” means: (a) the Seller’s minute books, financial and income tax records and legal records (other than title records); (b) any existing or future refund of costs, Taxes or expenses borne by any of the Seller, its Affiliates or its or their respective predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Lands, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of the Seller or any of its Affiliates (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of the Seller and its Affiliates against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s or any of its Affiliates’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof other than inventory for which an adjustment is made under Section 2.5(a); (f) all of the Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all accounts receivable and audit rights arising under any of the applicable contracts or otherwise with respect to the Properties with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances; (h) (i) all Geological and Geophysical Information (provided however that Seller

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shall grant to Buyer at Closing a license to all proprietary seismic data owned by Seller within the Contract Area), and (ii) all other information which the Seller is prohibited from sharing by agreement with a Third Party; (i) all claims of the Seller or any of its Affiliates for refunds of or loss carry forwards with respect to (1) production, ad valorem or any other Taxes attributable to any period prior to the Effective Time, (2) income or franchise taxes, or (3) any Taxes attributable to the Seller’s Excluded Assets; (j) (1) all “virtual courthouses” of the Seller or any of its Affiliates,(2) all of the Seller or any of its Affiliates respective exclusive use arrangements with title abstract facilities and all documents and instruments of the Seller or any of its Affiliates that may be protected by an attorney-client privilege and (3) all data that cannot be disclosed to the Buyer as a result of confidentiality arrangements under agreements with Third Parties (other than title opinions and other title records relating to the Properties); (k) all surface fee interests, surface leasehold and other surface property interests and all buildings, offices, field offices and yards (but excluding the Other Assets and Easements); (l) all non-Lease Owned equipment, including compressors on the wellheads of the Wells operated by the Seller or its Affiliates owned by or leased from MidCon Compression, L.L.C. or Third Parties; (m) automation systems including meters and related telemetry, licensed radio frequencies and associated communications infrastructure including towers, antennas, data links and network circuits, except any such items which are Lease Owned equipment; (n) all drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, all vehicles, and any other non-Lease Owned equipment, inventory, machinery, tools and other personal property; (o) all non-Lease Owned salt water disposal wells, systems and related equipment and clean water wells, systems and equipment (but excluding any such items included in the Other Assets); (p) all Gathering Assets except for the Transferred Gathering Systems; (q) (1) all mineral interests and lessor royalties owned by the Seller and its Affiliates including, without limitation, any and all mineral interests burdened by or relating to any of the Real Property Interests or burdened by other oil, gas and mineral leases, and (2) all overriding royalty interests owned by the Seller or its Affiliates, to the extent they do not, individually or in the aggregate, reduce the Seller’s interest in any Property below the Net Revenue Interest for such Property as described in Exhibit A; (r) all rights, title and interest of the Seller under the Development Agreement (except as and to the extent described in Section 5.14); (s) the Midstream Consent Contracts not transferred pursuant to Section 5.8.2; (t) the ATEX Agreement; and (u) the FERC Jurisdictional Contracts, unless assigned to the Buyer pursuant to the terms of Section 5.11.
“Execution Date” has the meaning specified in the introductory paragraph.
“Expiration Date” has the meaning specified in Section 14.3.
“Fee Mineral Lease” one or more oil, gas and mineral leases to be entered into at Closing in the form attached hereto as Exhibit E with Seller and/or its Affiliates as Lessor and Buyer as Lessee covering the fee minerals described on Exhibit A

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under the heading Fee Mineral Lease, to the extent they cover the lands described on Exhibit A.
“FERC Jurisdictional Contracts” has the meaning specified in Section 5.11.1.
“FERC Waivers” has the meaning specified in Section 5.11.1.
“Final Statement” has the meaning specified in Section 2.8.
“Finance Related Parties” means the respective Affiliates, officers, directors, employees and representatives of the Financing Sources, any lender participating in the Financing and permitted successors and assigns of the Financing Sources, but specifically excluding the Buyer and its Affiliates, and its and their respective officers, directors, employees, representatives, successors and assigns.
“Financing” means the debt financing which the Financing Sources, subject only to the terms and conditions set forth in the Financing Commitment, have committed to provide or cause to be provided to the Buyer in the amounts set forth therein in connection with the transactions contemplated hereby.
“Financing Commitment” means the financing commitment set forth in that certain Commitment Letter, dated October 14, 2014, provided to the Buyer and its Affiliates in connection with the Financing.
“Financing Sources” means the financial institutions identified in the Financing Commitment.
“FTC” has the meaning specified in Section 5.6.
“G&G Licenses” has the meaning specified in the definition of Properties.
“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.
“Gas Imbalances” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the Seller’s interest in the Lands.
“Gathering Assets” means all of the gathering lines, flow lines, gas lines, gas processing and gathering line compression facilities, processing plants, storage rights and transportation capacity (including downstream transportation capacity), tubing, pumps, motors, gauges, meters, valves, SCADA and other automation equipment and other machinery and equipment constituting part of or comprising the gas gathering systems or assets owned by any Affiliate of Chesapeake Energy Corporation, including all of the rights of way, surface interests, surface lease

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agreements, surface use agreements, railroad crossings, easements and similar real estate interests related thereto and all contracts, Permits, pipeline and plant imbalances, and Records relating to the ownership, operation or maintenance.
“Geological and Geophysical Information” means engineering, geological and/or geophysical studies (including seismic data, studies, analyses and interpretations), and other similar information and records, in each case relating to the Properties.
“Governmental Authority” means any foreign, national, state, local, municipal, tribal or other government or division thereof; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal or arbitrator.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons.
“Individual Claim” has the meaning specified in Section 10.7.1.
“Individual Defect Threshold” has the meaning specified in Section 2.1.1.
“Knowledge” of a fact or matter means the actual knowledge with respect to such fact or matter of any of the following listed individuals, following reasonable inquiry: (a) with respect to the Buyer, the individuals listed in subpart 1 of Schedule 1.1, and (b) with respect to the Seller, the respective individuals listed in subpart 2 of Schedule 1.1.
“Lands” means the lands covered by the Real Property Interests and all lands pooled or unitized therewith.
“Late Lease Expiration” means, with respect to a Real Property Interest, that (a) as of the Execution Date such Real Property Interest is neither being held by production or operations nor is capable of being held beyond the primary term thereof by payment of delay rentals, shut-in payments, or by any other means pursuant to the terms of such Real Property Interest (other than by either drilling a new well on such lease or by paying an option fee to extend the term of the lease beyond the expiration date thereof), (b) assuming the full and timely payment of all rentals and royalties and except as a consequence of any breach or default under such Real Property Interest by the Buyer or any of its successors-in-interest, the actual expiration date of such Real Property Interest set forth in the applicable lease is later than the expiration date set forth for such Real Property Interest on Exhibit A, and (c) the expiration date set forth for such Real Property Interest on Exhibit A is prior to the date that is eighteen months following the Effective Time.

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“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Lease Owned” means any personal property or fixture asset in which the Seller owns an interest related to the operation of a Well or Wells which was charged to the joint account of the working interest owners in such Well or Wells, excluding items considered part of overhead; provided, however that “Lease Owned” does not include any “Excluded Assets”.
“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce the Seller’s NRI below that shown for the Seller on Exhibit A.
“Log” has the meaning specified in the definition of Marcellus Formation.
“Marcellus Formation” means, the geological formations that are known as the Marcellus Shale formations, which generally include the stratigraphic equivalent of the formations found in the James Messenger ETZ 3H U well (API#4710302973) located in Wetzel County, West Virginia, with the top (being the top of the Marcellus Shale formation) at the correlative stratigraphic equivalent to that point found at a measured depth of 7,298 feet on the Gamma-Ray (GM) log of such well (the “Log”) and the base (being the top of the Onondaga formation) at the correlative stratigraphic equivalent to that point found at a measured depth of 7,346 feet on the Log, recognizing that the actual depth will vary across the Lands.
“Marketing Rate” has the meaning specified in Section 5.11.2.
“Material Adverse Effect” means any result, consequence, condition, or matter which (a) materially adversely affects or could be reasonably expected to materially adversely affect the Seller’s Properties or the operations, rights, results of operations or the value of the Properties, taken as a whole, or (b) materially impairs, prevents or materially delays the Seller’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party, (ii) that result from any of the transactions contemplated in this Agreement or the public announcement thereof, or (iii) that

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result from conditions or events resulting from an outbreak or escalation of hostilities, whether nationally or internationally, or the occurrence of any other calamity or crisis, whether nationally or internationally, including the occurrence of one or more terrorist attacks.
“Material Contracts” has the meaning specified in Section 3.8.1.
“Midstream Agreements” has the meaning specified in Section 5.8.3.
“Midstream Assignments” has the meaning specified in Section 5.8.3.
“Midstream Consent Contracts” has the meaning specified in Section 5.8.2.
“Net Acres” means, as calculated separately with respect to each Real Property Interest, (a) the number of gross acres of land covered by such leasehold interest, multiplied by (b) the lessor’s interest in the Marcellus Formation Hydrocarbons and, if such land lies within the Utica Area, the Utica Formation Hydrocarbons in the lands covered by such leasehold interest, multiplied by (c) the Seller’s undivided interest in such leasehold interest (provided, however, if items (b) and (c) vary as to different areas of such lands covered by such leasehold interest, a separate calculation shall be performed with respect to each such area).
“Net Revenue Interest” (or “NRI”) means, with respect to the Real Property Interests, the decimal interest in and to all production of the Marcellus Formation Hydrocarbons within the Contract Area and, if applicable, the Utica Formation Hydrocarbons within the Utica Area of such Real Property Interest, and with respect to any Well, the decimal interest in and to all production of Hydrocarbons from the respective Producing Formation, in the case of each of the foregoing, that are produced and saved or sold from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties and/or other burdens against production.
“NORM” has the meaning specified in Section 5.9.3.
“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.
“Other Assets” means those real and personal property assets and other rights and interests described on Exhibit A-1.
“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Permits” has the meaning specified in the definition of Properties.
“Permitted Encumbrances” means (a) royalties, overriding royalties and similar burdens on production to the extent they do not, individually or in the aggregate, reduce the Seller’s NRI or increase the Seller’s Working Interest (without at least a proportionate corresponding increase in the Seller’s NRI) in any Property from

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that shown for the Seller on Exhibit A; (b) Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings; (c) Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business, for sums not yet due or which are being contested in good faith by appropriate proceedings; (d) operating agreements, unit agreements, unitization and pooling designations and declarations, and all other Contracts that either are not Material Contracts or are listed in Schedule 3.8 to the extent they do not, individually or in the aggregate, reduce the Seller’s NRI or increase the Seller’s Working Interest (without at least a proportionate corresponding increase in the Seller’s NRI) in any Property from that shown for the Seller on Exhibit A; (e) easements, surface leases, and other rights and plat restrictions, zoning laws, restrictive covenants and conditions, regulatory authority of Governmental Authorities, and building and other land use laws and similar encumbrances; (f) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal, or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”); (g) conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease; (h) required non-governmental Third Party consents to assignments which have been obtained or waived by the appropriate parties or which cannot be unreasonably withheld, and preferential rights to purchase which have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights; (i) rights of tenants-in-common in and to the Properties; (j) all defects or irregularities of title, if any, affecting the Seller’s Properties which do not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance; (k) all defects or irregularities (i) arising out of lack of corporate authorization or a variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship proceedings, (iv) that have been cured by possession under applicable statutes of limitation, (v) resulting from lack of survey or failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or (vi) to the extent affecting any depths other than the Marcellus Formation, and if within the Utica Area, the Utica Formation, or if relative to a Well, the Producing Formation for such Well; (l) rights vested in or reserved to any Governmental

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Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the Properties; (m) requirements to coordinate activities and operations with those having coal, gas storage, utility, timber or other similar rights and operations on, above or below the Properties and any drilling and operating limitations to which the Properties may be subject by reason of rights in favor of any such surface or subsurface owners or operators arising as a matter of law or regulation or pursuant to the terms or provisions of any Real Property Interests or of any Contracts listed on Schedule 3.8; and (n) “free gas” arrangements for household or agricultural or domestic or similar use under the terms of any oil and gas lease that is part of the Properties.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.
“Pipeline Waivers” has the meaning specified in Section 5.11.1.
“PPR” has the meaning specified in Section 2.2.
“Proceedings” means any and all proceedings, suits, causes of action and administrative proceedings by or before any Governmental Authority.
“Producing Formation” means, with respect to the wellbore of any Well, each geological zone and depth open to production from which Hydrocarbons are being produced as of the Effective Time.
“Properties” means the Seller’s and its Affiliates’ right, title and interest in and to the following (but excluding the Excluded Assets): (a) the oil, gas and mineral leases shown on Exhibit A, and the operating rights, working interests, net revenue interests, and other rights to Hydrocarbons therein, whether producing or non-producing (“Real Property Interests”); (b) the oil and gas wells shown on Exhibit A (“Wells”), and all Lease Owned tangible personal property, equipment, fixtures and improvements, including all injection wells, salt water disposal facilities, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, other equipment, automation systems including meters and related telemetry on wells, power lines, telephone and communication lines and other appurtenances owned in connection with production, treating, storing, transportation or marketing of Hydrocarbons from the Wells, to the extent each of the foregoing is Lease Owned; (c) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Lands, and the Seller’s interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests; (d) all presently existing and valid Hydrocarbon sales agreements, operating agreements,

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gathering agreements, transportation agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments, other than the Development Agreement (except as and to the extent described in Section 5.14), in each case, to the extent the above agreements cover, are attributable to or relate to the Lands or the Wells or any interests pooled, communitized or unitized therewith or any of the Other Assets or Transferred Gathering Systems, including, without limitation, those contracts and agreements described on Exhibit C (“Contracts”); (e) all Hydrocarbons in, on, under or produced from or attributable to the Lands from and after the Effective Time and the proceeds thereof; (f) all rights and privileges with respect to the use of the surface, including rights of ingress and egress, and subsurface depths under the lands covered by or subject to any of the Real Property Interests, or otherwise arising under or derived from the Properties or any of the Transferred Gathering Systems, in each case, to the extent related to the ownership and operation of, or which may be necessary for the use, development or operation of, the Properties or any of the Transferred Gathering Systems, including, but not limited to, all easements, subsurface easements, surface leases, servitudes and rights of way used or held for use in connection with the production of Hydrocarbons from the Lands (“Easements”); (g) all rights, benefits and obligations arising from or in connection with any Gas Imbalances as of the Effective Time; (h) all licenses, orders, franchises, registrations, permits, consents, approvals, variances, exemptions, waivers, rights, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights related to the Properties) and other authorizations of all Governmental Authorities that are required to permit its operation of the Properties as presently operated by the Seller (the “Permits”), but only to the extent such Permits are transferrable; (i) the Other Assets (except for the Geological and Geophysical Information described on the attached Exhibit A-1) and the Transferred Gathering Systems; (j) licenses (the “G&G Licenses”) granted by the Seller to the Buyer (in forms reasonably acceptable to both Parties) covering the Geological and Geophysical Information described on the attached Exhibit A-1; and (k) the Seller’s Records.
“Purchase Price” has the meaning specified in Section 2.
“Real Property Interests” has the meaning specified in the definition of Properties.
“Records” means the Seller’s files, records and data (including electronic data) to the extent specifically related to the Properties, including but not limited to lease files, land files, well files, raw data (including core data, logs, fluid/gas data, water sample data, production data and pressure data), if any, division order files, ownership decks, abstracts, title files, engineering and/or production files, regulatory files, environmental files, maps and accounting and Tax records; provided, however, “Records” does not include (a) any of the Excluded Assets

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and (b) any files, records and data which the Seller or its Affiliates are prohibited, by agreement, from sharing with a third party, provided that the Seller shall make commercially reasonable efforts (at no cost to the Seller) to obtain waivers of any such prohibitions.
“Required Consent” means a consent by a Third Party that, if not obtained prior to the assignment of a Real Property Interest, Well or Easement, either (a) automatically voids or nullifies the applicable Assignment with respect to such Property or (b) automatically terminates, or permits a lessor to terminate (legally and pursuant to the express terms of the underlying lease), the Seller’s interest in the Property subject to such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.
“Respondent” has the meaning specified in Section 13.2.
“Retained Liabilities” means those liabilities and obligations of the Seller arising from the following: (a) all losses, claims, liabilities, demands, costs and expenses arising out of or in connection with the Seller’s failure to pay or incorrect payment of any ad valorem, severance or similar taxes allocable to the Properties with respect to periods prior to the Effective Time (specifically excluding any Assumed Obligations and any sales or transfer taxes arising from the transactions contemplated hereunder to occur at the Closing, which are to be treated in accordance with Section 8.5); (b) all claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations, or other liabilities with respect to the ownership, operation or maintenance of the Properties prior to the Effective Time, insofar as the claims (or portions thereof) are attributable or allocable to the interest in the Properties, but excluding the obligations specifically assumed by the Buyer under the definition of Assumed Obligations; (c) all claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the Excluded Assets whether attributable to periods before or after the Effective Time (excluding the DA Assumed Obligations, if applicable pursuant to the terms of Section 5.14); and (d) the obligations of the Seller under the Consent Decree Agreement and the Consent Decree described in the definition of Consent Decree Agreement.
“Seller Indemnified Parties” has the meaning specified in Section 10.3.
“Special Damages” has the meaning specified in Section 14.16.
“SUSA” means Statoil USA Onshore Properties Inc., a Delaware corporation.
“Suspended Funds” means funds which the Seller is holding as of the Closing Date which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other

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Hydrocarbons attributable to the Seller’s Properties; provided that the “Suspended Funds” shall not include the Unleased Revenue.
“Taxes” means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges or fees of any Governmental Authority, including gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Title Benefit” has the meaning specified in Section 2.1.9.
“Title Defect” means, as to (i) any Real Property Interest, any condition that causes the Seller’s title to the Marcellus Formation of such Property, and, if within the Utica Area, the Utica Formation of such Property, to be less than Defensible Title as of the Closing Date; and (ii) any Well, any condition that causes the Seller’s title to the Producing Formation of such Well, to be less than Defensible Title as of the Closing Date. For the avoidance of doubt, a single matter (such as an individual mortgage or lien) shall be treated as a single Title Defect even if affecting more than one Property. Notwithstanding the foregoing, the following shall not be considered Title Defects:
(a)    defects based solely on lack of information in the Seller’s files;
(b)    defects arising out of lack of corporate or other entity authorization unless the Buyer provides affirmative written evidence that the action was not authorized and results in another party’s superior claim of title;
(c)    defects based on failure to record leases issued by any federal governmental body, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Property is located;
(d)    defects arising out of a lack of a survey, unless a survey is expressly required by applicable laws;
(e)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Buyer provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title;

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(f)    defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable law;
(g)    defects based solely on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor;
(h)    defects that are a result of an assignment of interests in a Property from the Seller to another joint working interest owner that has been delivered and recorded or that has yet to be delivered and/or recorded to the extent such assignments do not, individually or in the aggregate, reduce the Seller’s Net Revenue Interest or increase the Seller’s Working Interest (without at least a proportionate corresponding increase in the Seller’s Net Revenue Interest) in any Well or Real Property Interest or reduce the Seller’s Net Acres with respect to any Real Property Interest from that shown for the Seller on Exhibit A;
(i)    defects relative to (i) Real Property Interests, to the extent affecting intervals, formations, strata and depths outside of the Marcellus Formation, or, if within the Utica Area, the Utica Formation, in such Real Property Interests, and (ii) Wells, to the extent affecting intervals, formations, strata and depths outside of the Producing Formation in the wellbore only of such Wells, and defects affecting any other geologic zone or depth specifically excluded from Sellers ownership as further described under the heading entitled Depth Limitations on the attached Exhibit A;
(j)    expiration of, or other defects affecting, Real Property Interests that are described on Exhibit A as having an expiration date on or prior to the Closing Date;
(k)    defects based on a gap in the chain of title, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documentation shall be provided by Buyer to Seller in the Defect Notice;
(l)    defects based on the fact that a Third Party owns or controls the coal underlying the lands underlying any of the Properties;
(m)    defects as a consequence of cessation of production, insufficient production or failure to conduct operations on any of the Properties held by production, or on the Lands, except to the extent that such cessation of production, insufficient production or failure to conduct operations (taking into account any cessation of production that is permitted under the terms of the applicable lease) (i) is affirmatively proven by the Buyer to have occurred after September 30, 2004, and (ii) caused the affected Real

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Property Interest to expire or gives rise to a right to terminate the Real Property Interest in question, which evidence shall be included in the Defect Notice; and
(n)    an unsubordinated mortgage that is not in default.
“Transaction Documents” means this Agreement, the Assignments and the documents and instruments to be delivered at Closing.
“Transferred Gathering Systems” means the Gathering Systems described on Exhibit A-2.
“Unleased A/R” has the meaning specified in Section 2.10.
“Unleased Accounts” has the meaning specified in Section 2.10.
“Unleased Revenue” has the meaning specified in Section 2.10.
“Utica Area” means that subpart of the Contract Area designated as the “Utica Area” on the map attached hereto as Schedule 1.2.
“Utica Formation” means the geological formations that are known as the Utica Shale formations, which generally include the stratigraphic equivalent of the formations found in the James Messenger ETZ 3H U well (API#4710302973) located in Wetzel County, West Virginia, with the top (being the top of the Point Pleasant formation) at the correlative stratigraphic equivalent to that point found at a measured depth of 12,282 feet on the Log and the base (being the top of the Trenton formation) at the correlative stratigraphic equivalent to that point found at a measured depth of 12,395 feet on the Log, recognizing that the actual depth will vary across the Lands.
“Wells” has the meaning specified in the definition of Properties.
“Working Interest” (or “WI”) means, with respect to the Wells, the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

1.2.
References; Construction. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The

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words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined. The word “or” is disjunctive but not necessarily exclusive, and has the inclusive meaning represented by the phrase “and/or” and the word “including” (in its various forms) means including without limitation. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. All references to prices, values or monetary amounts refer to Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.
2.    Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and convey to the Buyer all of its Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume all of the Assumed Obligations. In consideration for the sale of the Properties, the Buyer will pay to the Seller the purchase price of FIVE BILLION THREE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($5,375,000,000.00) (the “Purchase Price”, subject to adjustments as provided in this Agreement) in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by the Seller to the Buyer in writing). Within two (2) Business Days after the Execution Date, the Buyer will pay to the Seller an earnest money deposit equal to five percent (5%) of the unadjusted Purchase Price (the “Deposit”). At Closing, the Deposit will be applied against the Purchase Price payable to the Seller in accordance with the provisions of this Agreement. The Purchase Price will be adjusted (without duplication) as set forth below in this Section 2.

2.1.
Title and Environmental Defects. The Purchase Price will be (a) decreased only for those uncured Title Defects and uncured Environmental Defects that are in excess of the respective Individual Defect Thresholds and the Aggregate Defect Threshold and (b) increased for Title Benefits, in each case, in accordance with this Section 2.1. The Buyer may deliver to the Seller, on or before the Defect Notice Date, one or more written notices specifying each defect associated with the Seller’s Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with all data and information reasonably necessary for the Seller to verify the existence of the alleged Title Defect or

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Environmental Defect (“Defect Notice”). The term “Defect Notice Date” means (i) 5:00 p.m. Central Time on the one hundred twentieth (120th) day following the Closing Date in the case of Title Defects and (ii) 5:00 p.m. Central Time on the fifth (5th) Business Day prior to the Closing Date in the case of Environmental Defects. Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Seller has not been notified by the Buyer in writing by the respective Defect Notice Date, shall be deemed to have been waived by the Buyer for all purposes; provided, however, that no failure to provide any such notice by the respective Defect Notice Date shall be deemed a waiver of any right or remedy under the Assignment with respect to any breach of the special warranty of title to be given by the Seller in the Assignment. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice under this Section 2.1, the Buyer and the Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1
No single Title Defect or Title Benefit shall be taken into account unless the value of such defect or benefit is determined to be more than (i) Twenty-Five Thousand Dollars ($25,000) with respect to any Well or (ii) Fifteen Thousand Dollars ($15,000) with respect to any Real Property Interest, and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than Fifty Thousand Dollars ($50,000) (each an “Individual Defect Threshold”).

2.1.2
No adjustment will be made to the Purchase Price for either uncured Title Defects or for uncured Environmental Defects unless the total of all individual adjustments for such Title Defects and Environmental Defects that exceed the respective Individual Defect Thresholds exceeds one and one-tenth (1.1%) of the unadjusted Purchase Price in the aggregate (the “Aggregate Defect Threshold”) after first offsetting any Title Benefits. In the event that the total of all such individual adjustments for uncured Title Defects and uncured Environmental Defects exceeds the Aggregate Defect Threshold, the adjustment to the Purchase Price shall only be for the amount by which the total of all such individual adjustments for uncured Title Defects and uncured Environmental Defects exceeds the Aggregate Defect Threshold plus the total value of all individual adjustments for any Title Benefits. In no event will the aggregate amount of Title Defect adjustments with respect to a Property exceed the Allocated Value of such Property. With respect to any Title Defects or Environmental Defects for which an adjustment equal to the entire Allocated Value of the affected Property is made to the Purchase Price hereunder, at the Seller’s option, as a condition precedent to such adjustment, the Buyer will execute and deliver to the Seller an assignment (in substantially the same form as the Assignment) of such Property.

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2.1.3
If the adjustment is based on the Seller owning an NRI in a Real Property Interest or Well which is less than that shown on Exhibit A, then the downward adjustment with respect to such Property shall be calculated by multiplying the Allocated Value shown for such Property on Exhibit A by a fraction, the numerator of which is an amount equal to the NRI shown for such Property on Exhibit A less the NRI to which the Seller is actually entitled taking such Title Defect into account, and the denominator of which is the NRI shown for such Property on Exhibit A.

2.1.4
If the adjustment is based on the Seller owning a Working Interest in a Well which is larger than the Working Interest shown for such Property on Exhibit A, but without a proportionate increase in the NRI for such Property, then the downward adjustment shall be calculated by determining the effective NRI that results from such larger Working Interest, determining what the NRI would be using such effective NRI and the Working Interest shown for such Property on Exhibit A and then calculating the adjustment in the manner set forth in Section 2.1.3.

2.1.5
If the adjustment is based on the Seller owning fewer Net Acres in a Real Property Interest than those shown for such Real Property Interest on Exhibit A, then the downward adjustment shall be calculated by multiplying the Allocated Value shown for such Property on Exhibit A by a fraction, the numerator of which is the number of Net Acres shown for such Property on Exhibit A minus the actual Net Acres actually owned in such Property, and the denominator of which is the number of Net Acres shown for such Property on Exhibit A.

2.1.6
If the adjustment is based on a Lien upon the Seller’s Real Property Interest or Well that is liquidated in amount, then the downward adjustment is the lesser of the amount necessary to remove such Lien from such Property or the Allocated Value of such Property.

2.1.7
If the adjustment is based on an Early Lease Expiration, then the downward adjustment shall be calculated by multiplying the Allocated Value shown for such Real Property Interest on Exhibit A by a fraction, (a) the numerator of which is (i) the lesser of 547 days and the number of days within the period beginning on the Effective Time and ending on the expiration date of the Real Property Interest as set forth on Exhibit A, minus (ii) the number of days within the period beginning on the Effective Time and ending on the actual expiration date of the Real Property Interest as set forth in the applicable lease, and (b) the denominator of which is the lesser of 547 days and number of days within the period beginning on the Effective Time and ending on the expiration date of the Real Property Interest as set forth on Exhibit A. Alternatively, if an adjustment is based on a Late Lease Expiration, then the upward adjustment shall be calculated by multiplying the Allocated Value shown for such Real Property Interest on Exhibit A by a fraction, (a) the numerator of which is (i) the lesser of

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547 days and the number of days within the period beginning on the Effective Time and ending on the actual expiration date of the Real Property Interest as set forth in the applicable lease, minus (ii) the number of days within the period beginning on the Effective Time and ending on the expiration date of the Real Property Interest as set forth on Exhibit A, and (b) the denominator of which is the number of days within the period beginning on the Effective Time and ending on the expiration date of the Real Property Interest as set forth on Exhibit A; provided, however, no adjustment based on a Late Lease Expiration shall exceed an amount equal to the Allocated Value shown for the respective Real Property Interest on Exhibit A.

2.1.8
If the adjustment is based on a liability to remediate or otherwise cure an Environmental Defect related to a Real Property Interest, then the downward adjustment with respect to such Property is that portion of the amount necessary to implement and complete any remedial, removal, response, construction, closure, disposal or other corrective actions, or monitoring required under Environmental Laws to correct or remove such Environmental Defect in the most cost effective manner reasonably available and consistent with common industry practices for which the Buyer would be liable after Closing.

2.1.9
If the Seller determines that a Real Property Interest is subject to a Late Lease Expiration or that its ownership of (a) any Well entitles the Seller to a larger NRI or a smaller Working Interest (without a proportionately smaller NRI) than that shown for such Property on Exhibit A or (b) any Real Property Interest entitles the Seller to a larger NRI or a greater number of Net Acres than that shown for such Property on Exhibit A (each, a “Title Benefit”), then the Seller shall notify the Buyer of such Title Benefit in writing on or before the Defect Notice Date for Title Defects, which notice shall include a reasonably detailed description of such Title Benefit, the Dollar value that the Seller asserts is attributable to such Title Benefit and the Seller’s method of calculating such amount. The Seller shall be deemed to have conclusively waived any Title Benefits of which it fails to notify the Buyer in the manner and by the date specified in the preceding sentence. The upward adjustment to the Purchase Price in respect of each Title Benefit shall be determined using the same principles as provided in this Section 2.1 with respect to Title Defects. For the avoidance of doubt, a single matter shall be treated as a single Title Benefit even if affecting more than one Property.

2.1.10
If a Title Defect or an Environmental Defect is reasonably susceptible of being cured, then the Seller will have the right to cure such defect for a period of up to sixty (60) days after the respective Defect Notice Date (such period for Title Defects and such period for Environmental Defects, the respective “Cure Period”). The Buyer shall provide the Seller and its representatives access to the Properties and the Records after Closing in

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connection with the Seller’s efforts to cure alleged defects. The Seller will be deemed to have adequately completed the cure of an Environmental Defect after the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Defect.

2.1.11
If after the respective Cure Period the Seller and the Buyer are not in agreement as to (a) whether a Defect Notice or notice of Title Benefit complies with the terms hereof, (b) the existence of or value attributable to a Title Defect, Title Benefit or Environmental Defect, (c) whether a Title Defect or Environmental Defect has been cured during the respective Cure Period, or (d) the amount of any adjustments to be made to the Purchase Price in respect of any uncured Title Defect, Title Benefit or uncured Environmental Defect, then the Seller and the Buyer will submit the dispute to arbitration as provided in this Section following written notice from one Party to the other Party on or before the date thirty (30) days after the end of the respective Cure Period that such Party is initiating dispute resolution in accordance with this Section, such notice to describe in reasonable detail the nature and specifics of the dispute. The Buyer, with respect to Environmental Defects, shall be deemed to have conclusively waived any unresolved Environmental Defect, or cure thereof, which is not submitted for resolution as provided in this Section on or before the date one hundred twenty (120) days after the end of the Cure Period applicable to Environmental Defects. The Buyer, with respect to Title Defects, and the Seller, with respect to Title Benefits, shall be deemed to have conclusively waived any unresolved Title Defect, or cure thereof, or any unresolved Title Benefit which is not submitted for resolution as provided in this Section on or before the date one hundred twenty (120) days after the end of the Cure Period applicable to Title Defects. The matter to be arbitrated shall be submitted to a title attorney licensed to practice in the state in which the applicable Property is located selected by the Seller and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the state in which the applicable Property is located selected by the Seller and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). If the Seller and the Buyer are unable to agree on any Consultant within thirty (30) days after receipt of the initiating notice, then the Seller on the one hand and the Buyer on the other hand will each appoint one Consultant within ten (10) days thereafter and the two Consultants so appointed will appoint a third Consultant within ten (10) days after the second Consultant is appointed, and the three Consultants so appointed will resolve such matter. The cost of each Consultant shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Seller and the Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in question,

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together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the fifth (5th) Business Day after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. By the twentieth (20th) day following the submission of the matter to the Consultant(s), applying the principles set forth in this Section 2.1, the Consultant(s) shall make a determination of the matter submitted. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Seller and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, may not hear or decide any matters except the specific title or environmental disputes presented to them and may not award damages, interest, costs or penalties to either Party.

2.1.12
If the Parties have mutually agreed upon (or the Consultant(s) shall have finally determined) the amount of any Purchase Price adjustment required to be made pursuant to the terms of this Section 2.1 in respect of a Title Benefit or in respect of an Title Defect or Environmental Defect that the Seller have elected not to cure or that otherwise remains uncured after expiration of the respective Cure Period, in each case, (a) prior to the date the Closing Statement is initially delivered by the Seller to the Buyer pursuant to Section 2.7, then such amount will be included in the Purchase Price adjustments to be made at Closing in accordance with the Closing Statement, or (b) after the foregoing date but prior to the date the Final Statement is initially delivered by the Seller to the Buyer pursuant to Section 2.8, then such amount will be included in the Purchase Price adjustments to be made after Closing in accordance with the Final Statement, or (c) after both such dates, then such amount will be paid after the Closing in accordance with Section 2.9.

2.2.
Preferential Purchase Rights; Required Consents. Within ten (10) Business Days (two (2) Business Days in the case of SUSA) after the Execution Date, the Seller shall provide any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Real Property Interest or Well (or any part thereof) (“PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby and otherwise in material compliance with the contractual provisions applicable to such PPR. Within ten (10) Business Days (two (2) Business Days in the case of SUSA) after the Execution Date, the Seller will send letters seeking (a) the SUSA consents, agreements and waivers described in Sections 6.4 and 7.5 and (b) all applicable Required Consents, excluding Customary Post-Closing Consents. The Seller will thereafter use commercially reasonable efforts (at no cost to the Seller) to ensure

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that all such waivers and consents are promptly granted, and after Closing, the Buyer will reasonably assist the Seller in obtaining any remaining waivers and consents.

2.2.1
If, as of the Closing Date, (i) a holder of a PPR has notified the Seller that it elects to exercise its PPR with respect to the Properties (or portions thereof) to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), or (ii) no waiver, consent or exercise notice has been received by the Seller from the holder of a PPR but the time for exercising such PPR has not expired, then in each such case the Properties (or portions thereof) covered by the applicable PPR will not be sold to the Buyer (subject to the remaining provisions in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of the Properties (or portions thereof) subject to such PPR. If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent, then the Properties (or portions thereof) covered by that Required Consent (i) will not be conveyed to the Buyer at Closing but shall still be considered part of the Properties in accordance with the provisions of Section 2.2.2, (ii) adjustments to the Purchase Price will still be made pursuant to Sections 2.5 and 2.6 with respect to such Property, and (iii) the Purchase Price will not be reduced as a result of such non-conveyance.

2.2.2
If Properties (or portions thereof) have been excluded from the Properties sold to the Buyer at the Closing (i) due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of such Properties is not or cannot be consummated with the holder of such PPR that exercised such PPR and the Seller is thereby permitted to transfer such Properties (or portions thereof) to the Buyer pursuant to the terms of such PPR, or (ii) due to the Seller having not received a waiver, consent or exercise notice from the holder of a PPR and the time for exercising such PPR had not expired as of the Closing Date, and if the Seller subsequently receives such a waiver or consent, or if the Seller does not receive an exercise notice from the holder of the PPR with in the period for exercising such PPR, then in each such case the Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller shall sell, assign, and convey to the Buyer and the Buyer shall purchase and accept from the Seller such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Properties, subject to adjustments in accordance with Sections 2.5 and 2.6. If Properties (or portions thereof) have been excluded from the Properties conveyed to the Buyer at the Closing due to the Seller having not received a Required Consent as of the Closing Date in accordance with Section 2.2.1, and if the Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the one (1) year anniversary of the Closing Date, then in each such case the Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s

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receipt of such notice, the Seller shall assign and convey to the Buyer and the Buyer shall accept from the Seller such Properties pursuant to the terms of this Agreement. As between the Buyer and the Seller, with respect to any Property for which a Required Consent has not been obtained by the Closing, (a) the Seller shall hold such Property as nominee for the Buyer, effective as of the Effective Time, (b) the Buyer shall pay any costs and expenses associated with that Property, and (c) the Seller shall pay the Buyer any revenues received by the Seller that are associated with such Property for time periods from and after the Effective Time. If any Required Consent has not been received or deemed received on or before the one (1) year anniversary of the Closing Date, then the Seller shall no longer hold such Property as nominee for the Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Property, and such Property will be deemed not to have been conveyed to the Buyer hereunder and shall be an Excluded Asset. From the Closing until the date of conveyance (or until the one year anniversary, if not to be conveyed pursuant to this Section 2.2.2 due to expiration of such period), with respect to those Properties not conveyed at Closing solely pursuant to Section 2.2.1 and which Seller continues thereafter to operate, Seller will continue to conduct its operations with respect to such Properties consistent with the provisions of Section 5.2, subject to the caveats and liability limitations contained therein.

2.2.3	Properties excluded pursuant to this Section 2.2 will not be deemed to be affected by Title Defects or be subject to Section 2.1.

2.3.
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mcf amount of the Seller’s aggregate wellhead gas imbalances as of the Effective Time multiplied by $2.75 per mcf (upward for underage and downward for overage); and (b) the mmbtu amount of any pipeline imbalances or unsatisfied throughput obligations attributable to the Seller or the Properties as of the Effective Time multiplied by $2.75 per mmbtu (upward for over deliveries and downward for under deliveries).

2.4.
Casualty Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Properties is damaged, destroyed or taken by condemnation or eminent domain or suffers a reduction in value as a result of a Casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close and the Purchase Price will be adjusted in an amount equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss.

2.5.
Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons in storage above the pipeline connection at the Effective Time that is credited to the Properties in accordance with gauging and other customary industry procedures, such value to be the current market price at

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the Effective Time, less taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (b) the amount of all expenditures incurred and paid by or on behalf of the Seller in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and expenses billed under applicable operating agreements) attributable to the period on or after the Effective Time, excluding any such amounts to cure or remediate any Title Defect or Environmental Defect; (c) all expenses of the type referenced in (b) paid by or on behalf of the Seller in connection with unleased interests and incurred subsequent to the Effective Time; (d) the amount of any proceeds from the sale of Hydrocarbons produced prior to the Effective Time from the Properties that are received by Buyer on behalf of the unleased interests; and (e) any other amount agreed upon by the Buyer and the Seller, or otherwise required to be reflected pursuant to the other provisions of this Section 2.

2.6.
Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds actually received by the Seller from the sale of Hydrocarbons produced from and after the Effective Time from the Properties (net of royalties and other burdens, and production, severance, sales, use and similar Taxes measured by or payable out of production; provided, that on oil the amount shall be the amount paid by the purchaser to the Seller) net of marketing fees; (b) the amount equal to all unpaid ad valorem, property, production, severance and similar Taxes (excluding income, capital gains, franchise or similar Taxes) based upon or measured by the ownership of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Properties in accordance with GAAP prior to the Effective Time, which amount shall, to the extent not actually assessed or known, be computed based upon such Taxes for the immediately preceding calendar year, or, if such Taxes are assessed on other than a calendar year basis, for the Tax period last ended; (c) the amount of all unpaid costs and expenditures in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and expenses billed under applicable operating agreements) attributable to periods prior to the Effective Time and that are subsequently paid by or on behalf of Buyer; (d) the amount of any proceeds of the type referenced in (a) attributable to periods after the Effective Time received by Seller on behalf of the unleased interests; (e) all expenses of the type referenced in (c) paid by or on behalf of the Buyer in connection with unleased interests and incurred prior to the Effective Time; and (f) any other amount agreed upon by the Buyer and the Seller, or otherwise required to be reflected pursuant to the other provisions of this Section 2.

2.7.
Closing Date Estimates. On or before three (3) Business Days prior to the Closing Date, the Seller (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Closing Statement”) setting forth each adjustment to the

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Purchase Price required under this Agreement (except as otherwise set forth in Section 2.1.12) and showing the calculation of such adjustments. The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.8 of this Agreement.

2.8.
Final Accounting. On or before one hundred twenty (120) days after the Closing Date, the Seller (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer, a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 2.1.12) (the “Final Statement”). If the Buyer disputes any items in or the accuracy and completeness of the Final Statement, then as soon as reasonably practicable, but in no event later than fifteen (15) days after its receipt of the Final Statement, the Buyer will deliver to the Seller a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Seller within that period, the Final Statement as delivered by the Seller will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Buyer delivers a timely exception report, as soon as reasonably practicable, but in no event later than thirty (30) days after the Seller receives the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments to the Purchase Price. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after the Seller’s receipt of the Buyer’s exception report, any Party will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Seller and the Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the dispute in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement, and the Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator, shall not consider any other disputes or matters and may not award damages, interest, costs or penalties to either Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of such dispute as well as all proprietary records of the Parties reviewed by the Accounting Referee in the process of resolving such dispute. Upon agreement of the Parties to the adjustments to the

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Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties and the aggregate amount due to either the Buyer or the Seller pursuant to such Final Statement will be paid in accordance with Section 2.9. If any Properties are assigned to Buyer after Closing or re-assigned to Seller in each case pursuant to Section 2.1.2 or 2.2.2, any such finally determined adjustments with respect to the Properties so assigned or re-assigned will be reflected in the amounts paid by Buyer in the event of such an assignment or refunded/unwound in the event of such a re-assignment.

2.9.
Payments. Payments to be made following the Closing under this Section 2 shall be made (i) except as otherwise set forth in Section 2.1.12, within five (5) Business Days after the final determination is made that such payments are due and payable and (ii) by wire transfer of immediately available funds (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party writing) for the account of the receiving Party.

2.10.
Administration of Unleased Accounts. Until the date five (5) years after the Effective Time, the Seller shall retain all rights to the unleased owner joint interest billing account balances (the “Unleased A/R”) and unleased owner revenue account balances (the “Unleased Revenue”), as of the Effective Time (the Unleased A/R and the Unleased Revenue are collectively referred to herein as the “Unleased Accounts”). For a period of five (5) years following the Effective Time, the Seller shall retain the Unleased Accounts pursuant to this section, and the Seller shall be entitled to all proceeds recovered by the Buyer from unleased owners with Unleased A/R (up to the full Unleased A/R account balance for each such owner as of the Effective Time) as a result of any purchase of unleased property, mineral leasing or payment of a revised joint interest billing by any such Person (including Buyer) following a unit reduction. The Seller shall retain a copy of any decks related to the Unleased Accounts as of the Effective Time, and the Buyer agrees to provide the Seller quarterly updates regarding the Buyer’s purchase, leasing, unit reduction and revised joint interest billing activities affecting the Unleased Accounts. The Buyer further agrees to promptly deliver to the Seller all resulting proceeds on a quarterly basis. The Seller shall thereafter deliver to the Buyer corresponding Unleased Revenue that is then due to any Person (including Buyer) on account of payment by the Buyer to the Seller of such proceeds. Upon receipt of any Unleased Revenue, the Buyer shall assume all payment obligations relating to such Unleased Revenue and shall be liable for the payment thereof to the proper Persons. The Seller waives any and all rights to the Unleased A/R and Unleased Revenue from and after the five (5) year anniversary of the Effective Time, and at such time the Seller shall deliver all Unleased Revenue not previously delivered hereunder and supply all necessary data, and the Buyer shall assume all payment obligations and shall be responsible and liable for the payment thereof to the proper Persons.

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2.11.
Tax Allocation. The Seller and the Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 to report the allocation of the Purchase Price among the Properties. The Buyer shall prepare and deliver to the Seller a draft Form 8594 within twenty (20) days after the determination of the Final Statement and any further adjustments to the Purchase Price relative to title or environmental issues pursuant to this Agreement. If the Seller disputes any items in the Buyer's draft Form 8594, then as soon as reasonably practicable, but in no event later than twenty (20) days after receipt of such draft Form 8594, the Seller will deliver to the Buyer a written exception report containing any changes the Seller proposes to be made to the Form 8594. The Parties agree to use reasonable efforts to reach an agreement on any and all disputed items in the draft Form 8594 within twenty (20) days after the later of the Seller’s receipt of the Buyer's draft Form 8594 or Buyer's receipt of any exceptions timely submitted by the Seller; provided, however, that if the Parties are unable to agree upon a final Form 8594, then the Parties agree to engage an Accounting Referee to resolve such dispute in accordance with the procedures set forth in Section 2.8 of this Agreement.

3.    Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer, as of the date of this Agreement, as follows:

3.1.
Organization and Good Standing. The Seller is duly formed, validly existing and in good standing under the laws of the State of its formation. Seller is duly qualified and/or licensed, as may be required, to do business as a foreign limited liability company or corporation, as applicable, in and is in good standing in the State of West Virginia and the Commonwealth of Pennsylvania.

3.2.
Legal Requirements. The Seller has all requisite power and authority to own and operate its Properties as now being operated by the Seller and to carry on its business as now conducted. Except as set forth on Schedule 3.2, no consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of Seller in connection with the valid execution and delivery of the Transaction Documents or the consummation of transactions they contemplate, except the filing and other requirements of the HSR Act, if applicable, and any Customary Post-Closing Consents.

3.3.
No Breach. Except as disclosed in Schedule 3.3, the execution, delivery, performance of the Transaction Documents and the consummation of the transactions they contemplate do not and will not: (a)(i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation under any term or provision of any governing document of the Seller or (ii) any instrument, agreement, contract, commitment, license, promissory note, indenture, mortgage, deed of trust, lease or other arrangement to which the Seller is a party or by which the Seller or its interest in any of the Properties is bound; (b) violate, conflict with or constitute a breach of any Law applicable to the Seller or by which the Seller or its interest in any of the Properties is bound; or (c) except with respect to Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting the Seller’s

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its interest in the Properties or give rise to any right of early termination, cancellation or acceleration under any of the terms, conditions or provisions of any Real Property Interests, Contracts, note, bond, mortgage or indenture to which the Seller is a party or by which the Seller or its Properties may be bound; except where the conflict, violation, breach, default, creation, imposition, continuation or arisen right would not constitute a Material Adverse Effect.

3.4.
Litigation. Except as disclosed in Schedule 3.4, (a) there are no Proceedings or arbitration proceedings pending or, to the Seller’s Knowledge, threatened in writing against the Seller or, to Seller’s Knowledge, for which Seller would be liable involving its interest in the Properties or, if applicable, the operation by the Seller thereof or questioning the validity of or seeking to prevent the consummation of this the Transaction Documents or any other action taken or to be taken in connection therewith, and (b) there are no Proceedings or investigations pending or, to the Seller’s Knowledge, threatened before or by any Governmental Authority involving its interest in the Properties or, if applicable, the operation by the Seller thereof or questioning the validity of or seeking to prevent the consummation of Transaction Documents or any other action taken or to be taken in connection therewith. To the Seller’s Knowledge, there exist no unsatisfied judgments of any Governmental Authority that would result in impairment or loss of the Seller’s interest in any part of the Properties.

3.5.
Taxes. Except as disclosed in Schedule 3.5, to the Seller’s Knowledge, all Taxes based on or measured by the Seller’s ownership of property comprising its interest in the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears. The Seller is neither a “foreign person” within the meaning of Section 1445 of the Code nor a disregarded entity within the meaning of Section 1.1445-2(b)(2)(iii) of the United States Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended.

3.6.
Permits. The Seller (a) has obtained all of its Permits, except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect, and (b) is not in violation with respect to or in default under, nor to the Seller’s Knowledge has it received any written notice from any Governmental Authority of any violation with respect to or any default under, any of its Permits that has not been (or will not be prior to Closing) corrected or settled, except where the violation or default would not have a Material Adverse Effect.

3.7.
Compliance with Laws. During the period that the Seller or its Affiliates have operated any of the Properties and, to the Seller’s Knowledge, during the period any Third Party has operated any of the Properties, those Properties have been operated in compliance with the provisions and requirements of all applicable Laws (other than Environmental Laws), except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

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3.8.	Contracts.

3.8.1
Excluding the Development Agreement, joint operating agreements (except as otherwise set forth in subpart (i) below), and oil, gas and mineral leases, the Seller has listed in Schedule 3.8: (a)  all farm-in, farm-out, exploration, development, participation, joint venture, partnership, area of mutual interest, purchase and/or acquisition Contracts, Contracts containing options to acquire any of the Properties, Contracts containing obligations not to compete, and any other similar Contracts, in the case of each of the foregoing, of which any terms remain executory which relate to or affect its interest in any of the Properties and which will be binding on the Buyer after Closing; (b) all material Hydrocarbon purchase and/or sale Contracts, gathering Contracts, processing Contracts, transportation Contracts, marketing Contracts, treating Contracts and all other similar material Contracts affecting its interest in any of the Properties which are not, by the terms thereof, subject to termination (without penalty) upon sixty (60) days or less notice; (c) all material water, sourcing, impoundment, storage, disposal or injection Contracts; (d) all production payments or net profits interests burdening its interest in any of the Properties; (e) all Contracts relating to the Properties that can reasonably be expected to result in aggregate payments by or revenues to the Seller of more than $200,000 during any calendar year; (f) all Contracts that constitute a lease under which the Seller is the lessor or the lessee of real or personal property, which lease cannot be terminated by the Seller without penalty upon thirty (30) days or less notice and involves an annual base rental of more than $200,000; (g) Contracts containing calls on production, if any; (h) all Contracts with any Affiliate of the Seller; (i) joint operating agreements that contain any of the contractual provisions expressly described in subparts (a), (b), (d), (g) or (h) above, and which provisions are not customary and generally considered unusual to be included within a joint operating agreement; and (j) all coal disturbance agreements or other agreements regarding the accommodation of coal mining operations or gas storage operations, in each case, which are not, by the terms thereof, subject to termination (without penalty) upon sixty (60) days or less notice (the Contracts required to be listed in Schedule 3.8, together with the Development Agreement but only if the Buyer partially assumes the Development Agreement as and only to the extent described in Sections 5.14, 6.4 and 7.5, collectively, the “Material Contracts”).

3.8.2
The Seller has made available or caused to be made available to Buyer true, correct and complete copies of the Material Contracts and all amendments thereto, but excluding a copy of the Development Agreement (except if and when a copy is required to be provided by Seller pursuant to Section 5.14). The Seller is not in default of any of its material obligations under any

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Material Contract and, to the Seller’s Knowledge, has not received written notice of its being in breach of or default under any Material Contract. All Material Contracts to which the Seller is a party are valid and binding upon the Seller and, to the Seller’s Knowledge, each Material Contract is in full force and effect and enforceable against the other parties thereto. To the Seller’s Knowledge, no other party to any such Material Contract is in material default thereunder. To the Seller’s Knowledge, no currently effective notices have been received by the Seller of the exercise of any premature termination, price redetermination, market-out or curtailment under any Material Contract.

3.9.	Environmental and Safety Matters. Insofar as it pertains to the Properties, except as set forth in Schedule 3.9:

3.9.1
During the period that the Seller has operated any of the Properties and, to the Seller’s Knowledge, during the period any other party operated any of the Properties, such Properties have been operated in material compliance with all applicable Environmental Laws and with the terms and conditions of all environmental Permits, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.9.2
There are no Proceedings relating to an alleged breach of Environmental Laws on or with respect to the Properties, and the Seller has not received any written notice of any environmental, health or safety claim, demand, filing, investigation, administrative proceeding, or other Proceeding relating to the Properties (an “Environmental Claim”) or notice of any alleged or actual violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof.

3.9.3
During the period that the Seller has operated any of the Properties and, to the Seller’s Knowledge, during the period any other party operated any of the Properties, no pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated under any Environmental Law is present or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of an Environmental Law.

3.10.
Authority. The Seller has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and has adequate power, authority and legal right to enter into, execute, deliver and perform such Transaction Documents and to consummate the transactions they contemplate. This Agreement is, and upon delivery at the Closing as contemplated by this Agreement the other Transaction Documents will be, legal,

PURCHASE AND SALE AGREEMENT	33

valid and binding with respect to the Seller and enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.11.
Broker’s or Finder’s Fees. The Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by the Transaction Documents for which the Buyer will have any responsibility whatsoever.

3.12.
Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Seller’s Knowledge, threatened against the Seller or any Affiliate of the Seller.

3.13.
Preferential Purchase Rights and Required Consents. Except as set forth in Schedule 3.13, no interest of the Seller in a Property is subject to any preferential right of purchase, right of first refusal or other agreement which gives a Third Party the right to purchase any interest of the Seller in a Property or Required Consent of any Third Party to the sale and conveyance of the Seller’s interest in the Properties as provided for in this Agreement.

3.14.
Gas Balancing. Except as set forth in Schedule 3.14, the Seller has no obligation to deliver gas (or cash in lieu thereof) from its interest in the Properties to other owners of interest as a result of past production by the Seller or its predecessors in excess of the share to which they are entitled, nor any right to receive deliveries of gas (or cash in lieu thereof) with respect to its interest in the Properties from other owners of interest as a result of past production by the Seller or its predecessors of less than the share to which they were entitled.

3.15.
Payment of Royalties and Expenses. Except for such items that are being held in suspense as permitted pursuant to applicable Laws and the Unleased Revenue, the Seller has paid or caused to be paid all rentals, delay rentals, shut-in royalties, royalties, overriding royalties and other burdens upon, measured by or payable out of production, and other payments, in each case, due by the Seller under, with respect to or in connection with the ownership and/or operation of the Seller’s Properties or, if not paid, is contesting the same in good faith in the normal course of business.

3.16.
Current Commitments. Except for the continuing operations and other matters set forth in Schedule 3.16, the Seller is not legally obligated for any future commitments requiring an expenditure by the Seller in excess of Two Hundred Thousand Dollars ($200,000.00) (net to the Seller’s interest) relating to any of the Properties.

3.17.
Advance Payments. Except as set forth in Schedule 3.17, the Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than gas balancing arrangements) to deliver Hydrocarbons, or

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proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

3.18.	Condemnation. The Seller has not received any written notice of any pending or threatened condemnation of any portion of its Properties.

3.19.
Payout Balances. Schedule 3.19 contains a list, which is complete and accurate in all material respects, of the status of the Payout Balance, as of the Effective Time, for each Well in which the Seller has an interest. “Payout Balance” means the status, as of the dates of the calculations, of the recovery by the Seller or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of the Seller therein will be reduced or the working interest therein will be increased when such amount has been recovered.

3.20.
Compliance with Anti-Bribery Laws. The Seller is not in violation of and no event has occurred or that would constitute a violation of any applicable State or Federal statute prohibiting bribery in any form.

4.    Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller, as of the date of this Agreement, as follows:

4.1.
Organization and Good Standing. The Buyer is duly formed, validly existing and in good standing under the laws of the State of Texas. The Buyer has the power and authority to acquire and own the Properties and to conduct business in the Commonwealth of Pennsylvania and the State of West Virginia.

4.2.
Powers. The Buyer is duly authorized and empowered to execute, deliver and perform the Transaction Documents to which it is, or will be, a party and to consummate the transactions they contemplate. Neither the certificate of formation nor the bylaws of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by the Buyer’s execution and consummation of the Transaction Documents.

4.3.
No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or Proceeding, pending or threatened or any other restriction of any kind or character specific to the Buyer (other than restrictions imposed by the HSR, if applicable), which would affect the Buyer’s ability to carry out the transactions contemplated by the Transaction Documents.

4.4.
Authorization. The Buyer has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is, or will be, a party and has adequate power, authority and legal right to enter into, execute, deliver and perform such Transaction Documents and to consummate the transactions they contemplate. This Agreement is, and upon delivery at the Closing as contemplated by this Agreement the other Transaction Documents will be, legal, valid and binding with respect to the Buyer and enforceable in

PURCHASE AND SALE AGREEMENT	35

accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5.
No Breach. The execution, delivery, performance, and consummation of the Transaction Documents and the transactions they contemplate do not and will not: (a) violate any provision of any governing document of the Buyer; or (b) breach or violate, or result (with notice or lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Seller incurring any loss or liability therefrom.

4.6.
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of the Transaction Documents to which it is or will be a party or the consummation of transactions they contemplate, except the filing and other requirements of the HSR Act, if applicable, and any Customary Post-Closing Consents.

4.7.
Litigation. There are no Proceedings pending or, to the Buyer’s Knowledge, threatened in writing against the Buyer questioning the validity of or seeking to prevent the consummation of the Transaction Documents or any other action taken or to be taken in connection herewith, or which would have a material adverse effect on the Buyer or its ability to consummate the transactions contemplated hereby.

4.8.
Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by the Transaction Documents for which the Seller will have any responsibility whatsoever.

4.9.	Qualifications. On the Closing Date the Buyer will be qualified with all applicable Governmental Authorities to own and operate the Properties.

4.10.	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Buyer’s Knowledge, threatened against the Buyer or any Affiliate of the Buyer.

4.11.
Funding; Investment. On the Closing Date the Buyer will have available (through cash on hand or existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to the Transaction Documents, as and when needed, and to perform its obligations thereunder. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties and the Buyer is aware of the risks of such investments. The Buyer acknowledges that the Seller has not made any

PURCHASE AND SALE AGREEMENT	36

representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in the Transaction Documents, and the Seller shall have no liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Seller or the Properties that is not contained in the Transaction Documents. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Laws.

4.12.
Compliance with Anti-Bribery Laws. The Buyer is not in violation of and no event has occurred or that would constitute a violation of any applicable State or Federal statute prohibiting bribery in any form.

5.    Covenants. The Parties hereby covenant and agree to perform the following:

5.1.
Access to Properties and Information. Buyer will have the opportunity to conduct, prior to the Defect Notice Date and at its sole risk and expense, an environmental assessment of the Properties, including a Phase I assessment as that term is defined by the ASTM E1527-13 All Appropriate Inquiry Standard. Seller will provide reasonable access for this purpose to Properties operated by Seller. Notwithstanding anything herein to the contrary, Buyer shall not conduct any ASTM Phase II environmental review or any test drilling or sampling or other invasive activities without prior notice to and consent of Seller (which notice shall be sent at least fifteen (15) days prior to the Defect Notice Date, and which consent Seller may give or withhold in its sole discretion, and which consent will be considered denied by Seller if Seller fails to respond within five (5) Business Days after receiving such notice). Buyer shall provide Seller with a minimum of three (3) Business Days’ advance notice of its proposed environmental assessment activities prior to entering the Property to be assessed and Buyer shall (a) coordinate the conduct of such environmental assessment with Seller’s representatives, (b) not interfere with the normal operation of the Properties, and (c) comply with all applicable Laws and all requirements and safety policies of Seller and, if Seller is not the operator of the Properties, the operator of the Properties. If Buyer or any of its consultants, agents and representatives prepares an environmental assessment, Buyer will furnish a copy thereof to Seller upon request and (until and unless Closing occurs and Buyer purchases the relevant Properties) will keep (and cause its consultants, agents and representatives to keep) any and all such assessments and reports strictly confidential. In connection with the granting of such access, Buyer represents that it is adequately insured and, except to the extent caused by the gross negligence or willful misconduct of the Seller Indemnified Parties, Buyer waives, releases and agrees to defend and indemnify the Seller Indemnified Parties against any and all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer related to such access or any environmental assessment. This waiver, release and indemnity by Buyer shall survive termination of this Agreement. If Buyer conducts a Phase I assessment that indicates that a Phase II assessment as that term is defined by

PURCHASE AND SALE AGREEMENT	37

the ASTM E1903 – 11 should be conducted and if Buyer timely requests the consent of Seller to such a Phase II assessment but Seller’s consent is denied (or deemed denied as provided above), then Buyer may exclude the affected Property from the Transaction Documents, in which case the Purchase Price shall be reduced by an amount equal to the Allocated Value of the affected Property and that Property shall thereafter constitute an Excluded Asset.
Insofar as related to the Properties, the Seller will give to the Buyer and its agents and representatives, reasonable access to all of the Records and the Seller will cause its officers and employees to furnish to the Buyer and its agents and representatives such operating data and other information with respect to the Properties as the Buyer may, from time to time, reasonably request; provided, however, (a) any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of the Seller, and (b) the Seller shall not be required to provide any of the foregoing information to the extent that the Seller is prohibited by any Third Party agreement from sharing such information with the Buyer (provided that the Seller shall use commercially reasonable efforts (at no cost to the Seller) to obtain the consent of such Third Parties to the sharing of such information). Buyer acknowledges that, pursuant to its right of access to the Records, Buyer will become privy to confidential and other information of the Seller and that such confidential information shall not be used for any purpose other than assessing the transactions contemplated by this Agreement and shall be held confidential by Buyer in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including those contained in the Confidentiality Agreement to the extent related to the Records, shall terminate (except as to (a) any Properties that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to any assets other than the Properties, which confidentiality obligations shall terminate in accordance with the Confidentiality Agreement).

5.2.	Conduct of Business.

5.2.1	From and after the Execution Date until Closing, the Seller will:

(a)	to the extent the Seller operates any Properties, operate such Properties as a prudent operator in accordance with all Contracts and all applicable Laws in the Ordinary Course of Business;

(b)	maintain its books of account and records relating to the Properties in the usual, regular and ordinary manner, in accordance with the usual accounting practices of the Seller and GAAP;

(c)
pay, as they become due, that portion of the expenses related to the Properties that are attributable or allocated to the Seller’s interest in the Properties, except for amounts contested in good faith;

PURCHASE AND SALE AGREEMENT	38

(d)
notify Buyer of any election that the Seller is required to make under any Contract, specifying the nature and time period associated with such election, and consult with the Buyer (and attempt in good faith to reach a mutually acceptable agreement with the Buyer regarding such election);

(e)
notify Buyer, in a timely manner, of any Real Property Interest expirations or intention not to conduct any continuous drilling or other operations obligations that would result in any termination or expiration of any Real Property Interest prior to the Closing Date, and consult with the Buyer (and attempt in good faith to reach a mutually acceptable agreement with the Buyer regarding actions, if any, to be taken in connection therewith); and

(f)	act in a reasonably prudent manner to maintain in full force and effect its Permits.

5.2.2	Except as provided in the Contracts, as required by Law or Permit, or as specifically contemplated by this Agreement, from and after the Execution Date until Closing, the Seller shall not:

(a)
convey, encumber (except for Permitted Encumbrances), abandon or otherwise dispose of any part of the Properties, other than: (i) the sale of Hydrocarbons or obsolete machinery and equipment in the Ordinary Course of Business, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld) or (ii) the assignment of interests to another joint working interest owner to the extent such assignments do not, individually or in the aggregate, reduce the Seller’s Net Revenue Interest or increase the Seller’s Working Interest (without at least a proportionate corresponding increase in the Seller’s Net Revenue Interest) in any Well or Real Property Interest or reduce the Seller’s Net Acres with respect to any Real Property Interest from that shown for the Seller on Exhibit A;

(b)
except in emergencies, enter into any material agreement, contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of, or terminate, extend, violate, breach or default under any such agreement, contract or commitment, or waive any right thereunder, in each case, without first consulting with the Buyer (and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such agreement, contract or commitment);

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(c)
enter into any transaction, the effect of which would be to reduce the Seller’s NRI in a Property from that shown on Exhibit A; provided, however, for clarity, this Section 5.2.2(c) shall not apply to any decision to become a non-consenting party in any operation proposed with respect to any of the Properties;

(d)
become a non-consenting party in any operation proposed with respect to any of the Properties without first consulting with the Buyer (and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such election);

(e)
relinquish voluntarily its position as operator with respect to any Property without first consulting with the Buyer (and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding the operatorship of such Property);

(f)	except for those existing as of the Execution Date, encumber any Property of the Seller with any Required Consent or PPR in favor of any Third Party; or

(g)
waive, compromise or settle any material claim involving the Properties without first consulting with the Buyer (and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such claim).

The Buyer acknowledges that the Seller owns an undivided interest in certain of the Properties with respect to which the Seller is not the operator, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not the Seller or an Affiliate of the Seller shall not constitute a breach of the provisions of this Section 5.2, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as the Seller, in either case, has voted its interest in a manner that complies with the provisions of this Section 5.2.
Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to any breach or failure of Section 5.2 greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

5.3.	Revenues Held For Benefit of the Other Party. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any

PURCHASE AND SALE AGREEMENT	40

periods prior to the Effective Time or (b) the Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, shall promptly deliver such funds to the appropriate Party.

5.4.
Revenues and Expenses. For all purposes, including adjustments to the Purchase Price under Section 2 of this Agreement, the Seller and the Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of the Properties before the Effective Time will be borne by the Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of the Seller, and all expenses incurred in the operation of the Properties after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties after the Effective Time will be the property of the Buyer. Ad valorem Taxes, property Taxes and other similar obligations will be prorated between the Seller and the Buyer as of the Effective Time.

5.5.
Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 2.8, the Seller will deliver to the Buyer the Suspended Funds along with an “Excel” spreadsheet containing the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties, except that the Seller will retain all responsibility and liability for (a) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Funds accruing prior to the Effective Time and (b) penalties and interest, if any, attributable to the Suspended Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. If any such penalties or interest are due to the respective suspense account owner or any state under such statutes and the Seller fails to promptly reimburse such sums to the Buyer, then the Buyer shall return to the Seller the Suspended Funds in such account that existed as of the Effective Time, and the Seller shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspended Funds.

5.6.
HSR Act. In the event the Parties determine that filings by the Parties are required under the HSR Act, within ten (10) days following the execution by the Buyer and the Seller of this Agreement, the Buyer and the Seller will each prepare and simultaneously file with the Department of Justice (“DOJ”) and Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early

PURCHASE AND SALE AGREEMENT	41

termination of the waiting period thereunder. The Buyer and the Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Buyer and the Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with the Buyer’s and the Seller’s compliance with the HSR Act. The Buyer and the Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of the Seller and the Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the filings made pursuant to this Section 5.6 shall be borne by the Buyer.

5.7.
Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Properties will be transferred to Buyer. Prior to Closing, Buyer shall post all bonds and other security with all applicable Governmental Authorities (in each case meeting the requirements of such authorities) as are necessary for Buyer to own and operate the Properties. In addition, at or immediately following Closing, Buyer shall replace those bonds, letters of credit and guarantees of Seller or its Affiliates related to the Properties and of which Buyer has been notified by Seller at least ten (10) Business prior to Closing. Thereafter, if either Party identifies any additional bond, letter of credit or guarantee of Seller or its Affiliates related to any Properties and which has not been released, then such Party shall promptly notify the other Party and promptly thereafter Buyer shall replace such bond, letter of credit or guarantee. Promptly following request by Seller, Buyer shall deliver to Seller evidence of Buyer’s posting of the bonds, security, letters of credit and guarantees required to be posted or replaced by Buyer pursuant to this Section 5.7.

5.8.	Gathering Agreements.

5.8.1
ATEX Agreement. The Buyer and the Seller will jointly contact Enterprise (defined below) to request Enterprise’s consent to the Seller partially assigning to the Buyer a portion of the Transportation Services Agreement dated November 17, 2011 (the “ATEX Agreement”), between Enterprise Liquids Pipeline LLC (as assigned to Enterprise TE Products Pipeline Company, LLC (“Enterprise”) and CEMI, and if Enterprise refuses to consent to such partial assignment of the ATEX Agreement to Buyer upon terms acceptable to both the Seller and the Buyer in each Party’s sole discretion, the ATEX Agreement will not be assigned to the Buyer, however, the Buyer will be responsible for the volume as detailed in Schedule 5.8.1 (the “Buyer ATEX Volume”) under the ATEX agreement as set forth below. If Enterprise refuses to consent to such partial assignment of the ATEX Agreement to Buyer upon terms

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acceptable to both the Seller and the Buyer in each Party’s sole discretion, prior to Closing, the Buyer will enter into and the Seller will cause CEMI to enter into: (a) a capacity use agreement with Enterprise, wherein the Buyer, as agent for CEMI, transports the Buyer ATEX Volume under the ATEX Agreement and delivers such Buyer ATEX Volume at the delivery points under the ATEX Agreement for sale or marketing by the Buyer; and (b) an agreement detailing CEMI’s and the Buyer’s obligations to each other under the capacity use agreement, including, without limitation, the Buyer’s obligations to reimburse costs and expenses under the ATEX Agreement that are attributable to the Buyer ATEX Volume to CEMI. If Enterprise does not agree to enter into a capacity use agreement with the Buyer and CEMI, then the Buyer will enter into, and Seller will cause CEMI to enter into, a buy-sell agreement, whereby CEMI will purchase the Buyer ATEX Volume at the inlet to the ATEX pipeline and redeliver to the Buyer the Buyer ATEX Volume at any delivery point available (without additional cost and with the Buyer responsible for all ATEX Agreement charges attributable to the Buyer ATEX Volume) to CEMI per the Buyer’s instructions. CEMI will not be responsible for any incremental storage, transfer, or other handling fees the Buyer may be subject to under the buy-sell agreement. Notwithstanding anything to the contrary in this Agreement, if the Buyer is unable to take assignment of the Ethane Purchase Agreement between CEMI and Westlake Petrochemicals LLC dated January 17, 2012 (the “Westlake Agreement”), then the Buyer will sell to CEMI (or CEMI will not sell back to the Buyer if a buy-sell agreement is in effect) the volumes necessary to fulfill the Buyer’s share of the obligations retained by CEMI under the Westlake Agreement at the price in effect under the Westlake Agreement net of midstream fees and deductions.

5.8.2
Consents. Within seven (7) Business Days after the Execution Date, the Seller will send letters seeking consents to the assignment of the Contracts listed on Schedule 5.8.2 (“Midstream Consent Contracts”). The Seller and the Buyer will thereafter use commercially reasonable efforts (at no cost to the Seller) to obtain such consents. At or prior to Closing, the Buyer will use its commercially reasonable efforts to furnish to the Seller a written acknowledgement from the counterparty to each Midstream Consent Contract that (a) any required consent thereunder to assignment of such Midstream Consent Contract has been granted, (b) the Buyer meets the creditworthiness standard, if any, set forth in such Midstream Consent Contract, and (c) upon the Seller’s assignment of such Midstream Consent Contract to the Buyer, the Seller and/or CEMI, as applicable, will be released from all obligations under such Midstream Consent Contracts (with respect to each Midstream Consent Contract, the “Applicable Consent”). The Buyer agrees to supply such guaranties or other credit support necessary to replace the credit support provided by CEMI or its Affiliates or otherwise reasonably required by such counterparty to meet any such creditworthiness standard. If the Buyer is unable or otherwise

PURCHASE AND SALE AGREEMENT	43

fails to furnish to the Seller at or prior to Closing the Applicable Consent with respect to any Midstream Consent Contract, then, in any such event, such Midstream Consent Contract will not be assigned and, if the applicable Midstream Consent Contract is a gas sales contract, processing contract or similar contract for the sales of hydrocarbons, the Buyer will sell all hydrocarbons currently flowing under such Midstream Consent Contract to CEMI at the receipt points under such Midstream Consent Contract for a price equal to 100% of CEMI’s sale price of such hydrocarbons less the Applicable Deductions (as hereinafter defined), and if the applicable Midstream Consent Contract is a gathering contract, field services contract or other contract for the provision of gathering, transportation, compression or treating services for a fee or rate, CEMI will schedule, nominate and purchase all volumes delivered by Buyer in accordance with such Midstream Consent Contract at the inlet to the applicable system and redeliver to the Buyer the volume or quantity to which CEMI is entitled under the applicable Midstream Consent Contract at any delivery point available (less Applicable Deductions) to CEMI per the Buyer’s instructions, until the earlier of: (i) the termination of such Midstream Consent Contract; (ii) the expiration of the term of such Midstream Consent Contract; or (iii) the counterparties’ consent to the assignment to the Buyer and the release of the Seller and/or CEMI, as applicable, under such Midstream Consent Contract. As used herein, “Applicable Deductions” means (x) during the period from the Closing Date through the end of the second month after the month the Closing occurs, reimbursement to CEMI for all fees and deductions charged to or paid by CEMI in connection therewith (the “Initial Period”); and (y) commencing on the first day of the month following the end of the Initial Period, an amount equal to one and one-half percent (1½ %) of the sales price of such Hydrocarbons plus all midstream fees and deductions charged to or paid by CEMI in connection therewith.

5.8.3
Form of Assignment. Prior to Closing, the Seller and the Buyer will negotiate in good faith mutually acceptable forms of assignment, assumption and, as applicable, and consent and release agreements to effect, in accordance with the terms of this Agreement, the assignments to the Buyer at Closing of the Midstream Consent Contracts (subject to Section 5.8.2) and all other gathering Contracts set forth on Exhibit C (collectively, the “Midstream Agreements” and such assignment, assumption and consent agreements for the Midstream Agreements, collectively, the “Midstream Assignments”). Upon Closing, the Seller will assign (and cause CEMI to assign) its rights and obligations contained in the Midstream Agreements (subject to Section 5.8.2), and the Buyer will assume (and, upon delivery by the Seller of the Assignment, the Buyer shall be deemed to have assumed), and thereafter will be bound by and comply with and perform, all of the obligations of CEMI and the Seller contained in the assigned Midstream Agreements; in such each

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case, from and after the Effective Time and solely to extent pertaining to the Properties.

5.9.
Limitations on Representations and Warranties. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS AGREEMENT (AS BROUGHT DOWN BY SELLER’S CERTIFICATE DELIVERED AT CLOSING), THE ASSIGNMENTS OR OTHER TRANSACTION DOCUMENTS (IF ANY) THAT CONTAIN REPRESENTATIONS AND WARRANTIES, THE BUYER ACKNOWLEDGES THAT THE SELLER HAS NOT MADE, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN ANY WAY RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR THE SELLER’S INTEREST THEREIN, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF THE SELLER, AND (c) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES.

5.9.1
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS AGREEMENT (AS BROUGHT DOWN BY SELLER’S CERTIFICATE DELIVERED AT CLOSING), THE ASSIGNMENTS OR OTHER TRANSACTION DOCUMENTS (IF ANY) THAT CONTAIN REPRESENTATIONS AND WARRANTIES, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM

PURCHASE AND SALE AGREEMENT	45

DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (g) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND THE SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH THE SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

5.9.2
THE SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.9.3ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.9.3
THE BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES. NOTHING CONTAINED IN THIS SECTION 5.9.3 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT THE BUYER’S RIGHTS TO RAISE ENVIRONMENTAL DEFECTS UNDER SECTION 2.1 OF THIS AGREEMENT.

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5.10.
Operatorship. At Closing, the Seller shall send notices to co-owners of those Properties that the Seller (or any Affiliate of the Seller) currently operates indicating that the Seller (or such Affiliate) is resigning as operator, effective upon the Closing Date, and recommending that Buyer be elected successor operator. The Seller makes no representations or warranties to Buyer as to the transferability of operatorship of any Properties which the Seller (or its Affiliates) currently operate. Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

5.11.	FERC Matters.

5.11.1
The Buyer and the Seller and their Affiliates will cooperate in obtaining (a) waivers from the FERC of its capacity release regulations and any other applicable FERC regulations (the “FERC Waivers”), and (b) related approvals, including but not limited to securing any and all timely consents to transfer from interstate pipelines providing transportation service pursuant to the FERC Jurisdictional Contracts (the “Pipeline Waivers”), and (c) execution of all necessary documents, as may be reasonably necessary to facilitate the permanent transfer from the Seller and its Affiliates to the Buyer or its designee of those contracts set forth on Schedule 5.11 (or any renewals, extensions or replacements thereof) (collectively, the “FERC Jurisdictional Contracts”). Upon receipt of such FERC Waivers and any or all of the Pipeline Waivers, the Seller or its Affiliate will assign or release to the Buyer or its designee their interests in the FERC Jurisdictional Contracts, on rates, terms and conditions identical to those being paid by the Seller, their Affiliates or their designees prior to the contemplated transfer.

5.11.2
From and after the later of Closing or the commencement of services under any FERC Jurisdictional Contract, until the earlier of (a) the effective date of the transfer of each such FERC Jurisdictional Contract to the Buyer or its designee in accordance with this Section 5.11.1 or to a Third Party pursuant to Section 5.11.3, or (b) if such transfer of a FERC Jurisdictional Contract does not occur, termination of the applicable FERC Jurisdictional Contract; the Seller shall, or shall cause its Affiliates to purchase hydrocarbons produced from the Properties at a price equal to 100% of the weighted average sales price of the products marketed, including natural gas liquids, if applicable, less applicable transportation fees and expenses and a marketing fee equal to one and one-half percent (1½%). Seller will cause its parent, Chesapeake Energy Corporation, to provide Buyer with a performance guaranty of the obligations under such purchase arrangement .

5.11.3
In the event that the Parties are unable to obtain the FERC Waivers or the Pipeline Waivers, the Buyer may request at any time, and upon receipt of such request from the Buyer, the Seller shall, and shall cause their

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Affiliates to, cooperate with arranging for each counterparty under the FERC Jurisdictional Contracts to post the Seller’s and its Affiliates’ pre-arranged permanent capacity release to the Buyer or its designee of their interests in the FERC Jurisdictional Contracts, and if the release of such FERC Jurisdictional Contracts is not at the maximum recourse rate, the Buyer or its designee will have the right to match any higher bid pursuant to the tariffs of the interstate pipelines providing transportation service pursuant to the FERC Jurisdictional Contracts. If the rate for any FERC Jurisdictional Contract is a negotiated rate, then the Buyer and the Seller shall cooperate to seek any waivers necessary to enable the Seller or its Affiliates to release that FERC Jurisdictional Contract at a rate that results in the permanent release of the Seller or its Affiliate, without further payment obligations to the relevant pipeline. If Seller releases capacity to Buyer without FERC Waivers pursuant to this Section 5.11.3, Seller agrees to exercise any rights of first refusal or extension options under the FERC Jurisdictional Contract(s) involved at Buyer’s direction, cost and expense. After the date that is six (6) months after Closing, the Seller may take the action described above without first obtaining the Buyer’s request or consent.

5.12.
Satisfaction of Conditions. The Parties agree to use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which they are responsible or otherwise in control).

5.13.
Confidentiality. From the Execution Date until Closing, unless this Agreement is terminated, the Seller shall maintain the Records (including, as applicable, any confidentiality thereof) as would a reasonably prudent owner and operator of oil and gas properties, subject to the requirements of the Real Property Interests and any other applicable contracts. Without limiting Seller’s obligations under Section 8.4, if Closing occurs, then for a period of one (1) year after the Closing Seller shall maintain in confidence those Records to the extent related to the Properties that are conveyed to Buyer. The foregoing obligations of confidentiality shall not apply to (a) any information that is or becomes generally available to the public through no fault of Seller, or that is or was communicated to Seller by a Third Party free of any obligation of confidence known to Seller, or (b) any Records to the extent related to any Property not conveyed to Buyer or to the extent related to any Retained Liabilities. Seller may disclose any information to the extent necessary and appropriate to company with applicable Law, or to attorneys of litigants or Governmental Authorities to comply with any obligation imposed on Seller or its Affiliates in connection with a proceeding in a court or other Governmental Authority of competent jurisdiction.

5.14.
Development Agreement. If the conditions set forth in Sections 6.4(a), 6.4(b), 7.5(a) and 7.5(b) are satisfied, but SUSA does not agree in writing that the Properties to be assigned to the Buyer hereunder will, effective upon such

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assignment, cease to be subject to the Development Agreement in all respects and cease to be “Joint Interests” under the Development Agreement, then promptly thereafter Seller will deliver a copy of the Development Agreement to Buyer and Buyer agrees to keep the Development Agreement strictly confidential pursuant to the terms of the Confidentiality Agreement. Within five (5) Business Days after Buyer’s receipt of a copy of the Development Agreement, Buyer will notify Seller in writing as to whether Buyer is willing to assume and accept at Closing all of Seller’s rights, duties and obligations under the Development Agreement to the extent such rights, duties and obligations relate to the Properties conveyed to Buyer pursuant to this Agreement or to the lands located in the Contract Area (as so limited, the “DA Assumed Obligations”). If Buyer notifies Seller that Buyer is willing to assume and accept at Closing the DA Assumed Obligations, then (a) the conditions set forth in Sections 6.4(c) and 7.5(c) will be satisfied and (b) Buyer will assume and be assigned, and Seller will be fully released from, the DA Assumed Obligations pursuant to an assignment and assumption agreement to be executed and delivered by the Parties at Closing in form and substance sufficient to accomplish (and that satisfies the requirements of the Development Agreement with respect to) such assignment, assumption and release.

5.15.
Selling Affiliates. To the extent any of the Properties or any of the fee minerals described on Exhibit A under the heading Fee Mineral Lease are held by any Affiliates of Seller, then, subject to the other terms of this Agreement, Seller will cause such Affiliates (a) to transfer title to such Properties by an assignment substantially in the form of the Assignment or to deliver the corresponding Fee Mineral Lease, as applicable, to Buyer, in each case, at the Closing and (b) to comply with any other terms of this Agreement to the extent specifically pertaining to such Properties or Fee Mineral Leases.

6.    Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is, at the option of Buyer, subject to the satisfaction or waiver in writing by the Buyer (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

6.1
(a) No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by the Transaction Documents, and (b) to the extent required to be obtained prior to Closing, the consents, approvals and other items on Schedule 3.2 shall have been obtained;

6.2
No Proceeding will have been commenced by any Third Party against any of the Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by the Transaction Documents or seeking material damages arising from the transactions contemplated by the Transaction Documents;

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6.3
All representations and warranties of the Seller contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

6.4
The Seller shall provide written evidence to Buyer that (a) SUSA has unconditionally consented to the assignment of the Seller’s interests in the Properties to the Buyer pursuant to this Agreement by countersigning a form of consent letter substantially in the form of Exhibit G; (b) SUSA has waived its PPR under the Development Agreement or such PPR has otherwise expired in accordance with the terms of the Development Agreement; and (c) either (i) the Buyer shall have notified the Seller, pursuant to Section 5.14, that the Buyer is willing to assume and accept at Closing the DA Assumed Obligations or (ii) SUSA shall have agreed in writing that the Properties actually assigned to the Buyer hereunder will, effective upon such assignment, cease to be subject to the Development Agreement in any respect and will cease to be “Joint Interests” under the Development Agreement;

6.5
Consummation of the transactions contemplated under the terms of the Transaction Documents is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and the DOJ thereunder; and

6.6
The Seller will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

7.    Seller’s Conditions Precedent. The obligation of the Seller to consummate the transactions contemplated by this Agreement is, at the option of the Seller, subject to the satisfaction or waiver in writing by the Seller (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

7.1
(a) No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by the Transaction Documents, and (b) to the extent required to be obtained prior to Closing, the consents, approvals and other items on Schedule 3.2 shall have been obtained;

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7.2
No Proceeding will have been commenced by any Third Party against the Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by the Transaction Documents or seeking material damages arising from the transactions contemplated by the Transaction Documents;

7.3
All representations and warranties of the Buyer contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

7.4
The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.5
The Seller shall have received written evidence that is reasonably satisfactory to the Seller that (a) SUSA has unconditionally consented to the assignment of the Seller’s interests in the Properties to the Buyer pursuant to this Agreement by countersigning a form of consent letter substantially in the form of Exhibit G, and (b) SUSA has waived its PPR under the Development Agreement or such PPR has otherwise expired in accordance with the terms of the Development Agreement; and (c) either (i) the Buyer shall have notified the Seller, pursuant to Section 5.14, that the Buyer is willing to assume and accept at Closing the DA Assumed Obligations or (ii) SUSA shall have agreed in writing that the Properties actually assigned to the Buyer hereunder will, effective upon such assignment, cease to be subject to the Development Agreement in any respect and will cease to be “Joint Interests” under the Development Agreement;

7.6
If applicable, consummation of the transactions contemplated under the terms of the Transaction Documents is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and the DOJ thereunder; and

7.7	The Deposit shall have been made to the Seller in accordance with Section 2
8.    The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of the Seller, at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 on the Closing Date.

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8.1.
Buyer’s Deliveries. At the Closing, and subject to the simultaneous performance by the Seller of its obligations under Section 8.2, the Buyer will execute and deliver or cause to be executed and delivered to the Seller the following items:

8.1.1	Purchase Price. The Purchase Price as directed in writing by the Seller (as adjusted pursuant to Section 2.7 and less the Deposit);

8.1.2
Buyer’s Certificate. A certificate dated as of the Closing Date executed by an authorized officer of Buyer certifying on behalf of Buyer that the conditions set forth in Section 7.3 and Section 7.4 have been satisfied;

8.1.3
Secretary’s Certificate. A certificate duly executed by Buyer’s secretary or assistant secretary, dated as of the Closing Date, (i) attaching and certifying complete and correct copies of (A) the certificate of formation of Buyer in effect as of the Closing and (B) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the transactions they contemplate and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing each of the Transaction Documents to which it is a party;

8.1.4	Closing Statement. An original counterpart of the Closing Statement signed on behalf of the Buyer;

8.1.5	Consent Decree Agreement. An original counterpart of the Consent Decree Agreement signed on behalf of the Buyer;

8.1.6	Fee Minerals Lease. An original counterpart of the Fee Minerals Lease(s) signed on behalf of Buyer; and

8.1.7
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Seller and are reasonably required to consummate the transactions contemplated by this Agreement, including, without limitation, the written acknowledgements and the such consents or agreements as my be required to satisfy the Buyer’s obligations under Sections 5.8 and 5.11.

8.2.
Seller’s Deliveries. At the Closing, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.1, the Seller will execute and deliver or cause to be executed and delivered to the Buyer the following items:

8.2.1
Assignments. An original counterpart of the Assignment for each County in which its Real Property Interests or Wells are located, executed by an authorized officer of the Seller and covering all of the Seller’s interest in the Properties (other than the Other Assets, the Transferred Gathering Systems, the Fee Minerals Lease(s) and those Properties to be excluded in accordance with the terms hereof) in recordable form, and an original counterpart of an Assignment of the Other Assets and the Transferred

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Gathering Systems for each County in which any of the Other Assets or Transferred Gathering Systems are located, executed by an authorized officer of the Seller or its Affiliate which owns such Other Assets or Transferred Gathering Systems;

8.2.2
State and Federal Assignments. The Seller shall execute, acknowledge and deliver assignments, on appropriate forms, of state and of federal Real Property Interests, if any, in sufficient counterparts for filing with the applicable Governmental Authority;

8.2.3	Non-Foreign Status Certificate. A non-foreign entity certificate, in substantially the form of Exhibit F attached hereto;

8.2.4
Seller’s Certificate. A certificate dated as of the Closing Date executed by an authorized officer of the Seller certifying on behalf of the Seller that the conditions set forth in Section 6.3 and Section 6.4 have been satisfied;

8.2.5
Secretary’s Certificate. A certificate duly executed by Seller’s secretary or assistant secretary, dated as of the Closing Date, (i) attaching and certifying complete and correct copies of (A) the certificate of formation of Seller in effect as of the Closing and (B) the resolutions of the board of directors or other governing body of Seller authorizing the execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the transactions they contemplate and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing each of the Transaction Documents to which it is a party;

8.2.6	Closing Statement. An original counterpart of the Closing Statement signed on behalf of the Seller;

8.2.7
Letters in Lieu. Letters in lieu of division and transfer orders executed by it relating to such Properties in form reasonably acceptable to the Buyer to reflect the conveyance by the Seller contemplated hereby;

8.2.8	Change of Operator. With respect to any Wells operated by the Seller, counterparts of such documents as are required to transfer the regulatory authority to operate such Wells to Buyer;

8.2.9	Consent Decree Agreement. An original counterpart of the Consent Decree Agreement signed on behalf of the Seller;

8.2.10	G&G License. The G&G License executed by an authorized officer of the Seller.

8.2.11	Fee Minerals Lease. An original counterpart of the Fee Minerals Lease(s) signed on behalf of Seller; and

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8.2.12
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement, including, without limitation, the written acknowledgements and such consents or agreements as my be required to satisfy the Seller’s obligations under Sections 5.8 and 5.11.

8.3.	Post-Closing Adjustments. The Buyer and the Seller agree that the Purchase Price may be further adjusted after the Closing Date in accordance with the provisions of Section 2 of this Agreement.

8.4.	Post-Closing Deliveries. The Seller shall deliver the Records to the Buyer promptly after Closing, but no later than forty-five (45) days after the Closing Date.

8.5.
Costs. The Seller will pay its attorney fees and other expenses; and the Buyer will pay the Buyer’s attorney fees and other expenses including, without limitation, the recording costs for the Assignments and all taxes (including sales taxes and transfer taxes), duties, levies or other governmental charges imposed on the transfers of the Properties pursuant to the Transaction Documents.

8.6.	Risk of Loss. As of the consummation of the Closing, beneficial ownership and the risk of loss of the Properties will pass from the Seller to the Buyer effective from and after the Effective Time.
9.    Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided that such Party provides the other Party with a written draft of the text of such public announcement prior to issuing or making such public announcement.
10.    Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1.
Assumed Obligations. Upon the Closing, the Buyer shall assume all of the Assumed Obligations (and, upon delivery by the Seller of the Assignment, the Buyer shall be deemed to have assumed the Assumed Obligations).

10.2.
Seller’s Indemnification. Upon the Closing, the Seller shall agree (and, upon the delivery of the Assignment to the Buyer, the Seller shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless the Buyer, its Affiliates and their respective directors, officers, agents and employees (the

PURCHASE AND SALE AGREEMENT	54

“Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the breach of any representation or warranty of the Seller set forth in this Agreement (as brought down by the Seller’s certificate delivered at Closing) or any failure by the Seller to perform any of its covenants or obligations set forth in this Agreement (other than any covenant contained in Section 5.2) which is not cured as provided in Section 12 of this Agreement; (b) any failure by the Seller to perform any of its covenants or obligations set forth in Sections 5.2 of this Agreement which is not cured as provided in Section 12 of this Agreement; or (c) any of the Retained Liabilities.

10.3.
Buyer’s Indemnification. Upon the Closing, the Buyer shall agree (and, upon the delivery by the Seller to the Buyer of the Assignment, the Buyer shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless the Seller, its Affiliates and their respective directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the breach of any representation or warranty of the Buyer set forth in this Agreement (as brought down by the Buyer’s certificate delivered at Closing); (b) or any failure by the Buyer to perform any of its covenants or obligations set forth in this Agreement which is not cured as provided in Section 12 of this Agreement; or (c) any of the Assumed Obligations (except matters which constitute “Assumed Obligations” but which arise out of a breach by the Seller of its covenants in Section 5.2 of this Agreement for which the Seller is required to indemnify the Buyer under Section 10.2(b) at the time notice of a claim related to such matter is first presented under this Agreement).

10.4.
EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 10.2 OR 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH

PURCHASE AND SALE AGREEMENT	55

INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE INDEMNIFICATION SET FORTH IN SECTIONS 10.2 AND 10.3 (AS LIMITED IN THIS AGREEMENT) SHALL CONSTITUTE THE SOLE AND EXCLUSIVE POST-CLOSING REMEDIES OF THE PARTIES AGAINST EACH OTHER WITH RESPECT TO BREACHES OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN SECTION 3, 4, OR 5.2 (AND AS THE FOREGOING REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS ARE AFFIRMED IN THE CERTIFICATES DELIVERED AT CLOSING). FOR THE AVOIDANCE OF DOUBT, EACH PARTY SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR THE BREACH OF ANY OTHER COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT (EXCLUDING THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN SECTIONS 3, 4, AND 5.2).

10.5.
Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.6.
Defense. If any action is brought against an indemnified party by a Third Party with respect to a matter subject to indemnification under this Agreement, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume and diligently prosecute the defense of such claim. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume or diligently prosecute such defense, the

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expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.7.	Certain Limitations on Indemnity Obligations.

10.7.1
No claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a) shall be made hereunder unless the amount of such claim exceeds an amount equal to Two Hundred Thousand Dollars ($200,000.00) (each an “Individual Claim”). No claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a) shall be made hereunder until the total of all Individual Claims exceeds one and one-tenth percent (1.1%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of the Buyer’s or the Buyer Indemnified Parties’ Individual Claims exceeds the Basket, then the Seller’s obligations under Section 10.2(a) shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket. All of the representations and warranties set forth in this Agreement or any certificate that are qualified as to “material,” “materiality,” “material respects,” “material adverse effect,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification solely for purposes of determining whether a claim exceeds the Individual Claim threshold or Basket or whether the Buyer is entitled to indemnification under Section 10.2(a) for a breach by the Seller of a representation or warranty contained in Section 3.6 (and, for the avoidance of doubt, not for purposes of determining whether a Closing condition has been satisfied or whether the Buyer is entitled to indemnification under Section 10.2(a) for a breach by the Seller of any other representation or warranty contained in Section 3).

10.7.2
In no event will the Seller’s aggregate liability under Section 10.2(a), other than claims for breaches of the representations and warranties made in Sections 3.1, 3.2, 3.3(a)(i), 3.10 and 3.11, exceed twenty percent (20%) of the unadjusted Purchase Price.

10.7.3	The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any corresponding insurance proceeds, from insurance

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policies carried by the Party otherwise entitled to such indemnification or its Affiliates, in each case, that are actually realized by such Party.

10.7.4
Notwithstanding anything stated herein to the contrary: (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement; and (b) the Seller will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter (including any breach of a representation or warranty under Section 3) which constitutes a Title Defect or an Environmental Defect. Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to the terms of this Section 10, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.7 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.7.

10.7.5
The Parties specifically agree that the Buyer will not have any right to pursue a claim under the special warranty of title in the Assignment with respect to any matters which existed on or before the Effective Time that were raised by the Buyer as a Title Defect under Section 2.1 of this Agreement.

11.    Termination. The Parties agree that this Agreement is subject to termination as follows:

11.1.
Right to Terminate. Subject to Section 11.2, this Agreement may be terminated (except for the provisions referenced in Section 11.2) at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following: (a) by mutual consent of the Seller and the Buyer; (b) by the Buyer, if the Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 6 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Seller shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 11.1(b) shall not become effective unless the Seller fails to cure such breach prior to the end of such ten (10) day period; (c) by the Seller if the Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 7 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 11.1(c) shall not become effective unless the Buyer fails to cure such breach prior to the end of such ten (10) day period; (d) by the Seller or the Buyer

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if the Closing shall not have occurred on or before March 15, 2015, provided that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement; or (e) by either the Seller or the Buyer, if under the HSR Act or otherwise, the FTC or the DOJ shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 11.1(e), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding).

11.2.
Effect of Termination. In the event of termination, written notice thereof will be given to the other Party or Parties specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 12, on the termination of this Agreement the Deposit will be refunded to the Buyer. If this Agreement is terminated in accordance with Section 11.1, the provisions contained in this Section 11.2 and in Sections 8.5, 9, 12, 13, 14.1, 14.2, 14.5 through 14.17, and such defined terms in Section 1 as may be required to give meaning to such sections, shall survive termination of this Agreement. No termination of this Agreement under Section 11 shall relieve any Party of liability for breach of this Agreement arising prior to such termination.

12.    Default. If any Party fails to perform any material obligation contained in this Agreement that is to be performed at or prior to Closing, and Closing has not yet occurred, the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If such a material default by the Seller has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 11.1(d) above, and each of the conditions contained in Section 7 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is expressly provided to occur at the Closing), then the Buyer will be entitled to exercise all remedies arising at law or in equity by reason of such default, including termination of this Agreement pursuant to Section 11. If such a material default by the Buyer has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 11.1(d) above, and each of the conditions contained in Section 6 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is expressly provided to occur at the Closing), then the Seller will be entitled to retain the Deposit as liquidated damages in lieu of all other damages (and as the Seller’s sole remedy in such event, other than termination of this Agreement). The Parties hereby acknowledge that the extent of damages to the Seller occasioned by such failure or refusal by the Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances.
13.    Arbitration. Except with respect to disputes and matters required to be resolved by the Consultant(s) or the Accounting Referee, which will be resolved as provided in Sections 2.1.11 or 2.8, any and all Arbitrable Disputes must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to

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the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13 shall control the rights and obligations of the Parties.

13.1.
Consolidation. If there is more than one (1) Arbitrable Dispute that involves the same facts and Parties as the facts and Parties with respect to which arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement.

13.2.
Initiation; Selection of Arbitrators. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant has referred the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. All arbitrators must be neutral parties who have never been officers, directors or employees of, or have performed material work for, any of the Parties or their Affiliates within the preceding five (5) year period. Arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven (7) years’ experience as a lawyer in the energy industry with experience in exploration and production issues. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. If either the Respondent fails to name its Party-appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from the date the second arbitrator has been appointed, then the missing arbitrator(s) shall be selected by the AAA with due regard given to the selection criteria above and input from the Parties and other arbitrators. The AAA shall select the missing arbitrator(s) not later than ninety (90) days from initiation of arbitration. In the event the AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then either Party may petition the Chief United States District Judge for the Northern District of Texas to select the third arbitrator. Such selection shall be consistent with the selection criteria above and with due regard given to input from the Parties and other arbitrators.

13.3.	Expenses. Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

13.4.
Procedure. The hearing shall be conducted in Dallas, Texas and commence within sixty (60) days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by Claimant and Respondent within twenty (20) Business Days after the selection of the third arbitrator, stating such Party’s proposed resolution of the dispute. The Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators

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shall determine the Arbitrable Disputes and render a final award on or before thirty (30) days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award. In rendering the award the arbitrators shall abide by (a) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (b) the law of the State of Texas. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.

13.5.
Enforcement; Remedies. A Party may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction, provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators and in no event for longer than ninety (90) days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

13.6.
Award of Fees. In any action under this Agreement, the prevailing Party or Parties (or other indemnified Persons) shall be entitled to recover arbitration and court costs and attorneys’ fees in addition to any other relief to which such Party or Persons are entitled.

14.    Miscellaneous. It is further agreed as follows:

14.1.	Time. Time is of the essence of this Agreement.

14.2.
Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt, provided that if such facsimile is received after 5:00 pm local time of such recipient, such facsimile will be deemed to have been received on the following Business Day; (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received, provided that if such email is received after 5:00 pm local time of such recipient, such email will be deemed to have been received on the following Business Day; or (e) if by Federal Express overnight delivery (or other reputable overnight

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delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Seller:	Chesapeake Appalachia, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Douglas J. Jacobson Telephone: (405) 935-9233 Facsimile: (405) 849-9233 Email: doug.jacobson@chk.com

With a copy to:	Commercial Law Group, P.C. 5520 North Francis Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Ray Lees Telephone: (405) 254-5725 Facsimile: (405) 232-5553 Email: rlees@clgroup.org

To the Buyer:
Southwestern Energy Production Company
2350 N. Sam Houston Parkway East, Suite 125
Houston, Texas 77032
Attention: Jeff Sherrick
Telephone: (281) 618-4002
Facsimile: (281) 618-3095
Email: jeff_sherrick@swn.com

With a copy to:
Southwestern Energy Production Company
2350 N. Sam Houston Parkway East, Suite 125
Houston, Texas 77032
Attention: Associate General Counsel
Telephone: (281) 618-4819
Facsimile: (281) 618-4820
Email: rick_ogle@swn.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

14.3.
Survival. The representations and warranties of the Seller contained in this Agreement or in any certificate delivered in connection with this Agreement (other than the representations and warranties in Sections 3.1, 3.5, 3.10, 3.11, 4.1, 4.4 and 4.8), together with the indemnification rights with respect thereto, will survive the Closing Date for a period of twelve (12) months and shall thereafter be of no further force or effect (the “Expiration Date”); provided, however, any representation or warranty as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved. The representations and warranties in Sections 3.1, 3.5,

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3.10, 3.11, 4.1, 4.4 and 4.8 shall survive the Closing until the expiration of the applicable statute of limitations. Except as otherwise set forth in this Agreement, the remainder of this Agreement shall survive the Closing without time limit. The special warranty of title set forth in the Assignment will survive the Closing Date for a period of five (5) years and shall thereafter be of no further force or effect except that any claim under such special warranty of title which has been asserted prior to the end of such five (5) year period shall survive until such claim with respect thereto is resolved. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) and the special warranty of title is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto or with respect to such special warranty of title.

14.4.
Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

14.5.
No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement; provided, however that the Financing Sources are intended beneficiaries of, and shall be entitled to enforce, Sections 14.10, 14.21 and this Section 14.5.

14.6.
Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right thereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

14.7.
Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

14.8.
Entire Agreement. The Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

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14.9.	Assignment. No Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement.

14.10.
Amendment. Neither this Agreement nor any of the provisions thereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought. The Parties agree that the provisions of Section 14.5, this Section 14.10 and Section 14.21 and the definitions of Financing, Financing Commitment, Financing Sources and Finance Related Parties shall not be amended in a manner adverse to the Financing Sources under the Financing Commitments without their prior written consent.

14.11.
Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

14.12.
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

14.13.
Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

14.14.
Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

14.15.
JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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14.16.
WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF THE BUYER AND THE SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (a) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (b) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY THIRD PARTY FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT.

14.17.
Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

14.18.
Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by the Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of the Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

14.19.	1031 Like-Kind Exchange. The Seller and Buyer agree that the Seller or Buyer may elect to treat the acquisition or sale of the Properties as an exchange of like-

PURCHASE AND SALE AGREEMENT	65

kind property (an “Exchange”) under section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that the Closing shall not be delayed or affected by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Parties in the completion of such an Exchange including an Exchange subject to the procedures outlined in Section 1.1031(k)-1 of the United States Treasury Regulations promulgated under the Code (the “Treasury Regulations”) and/or Internal Revenue Service Revenue Procedure 2000-37. Each of the Parties shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Properties under applicable Law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Properties as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Parties, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its affiliates and former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Parties but for the electing Party’s Exchange election.

14.20.
Sharing of Certain Financial Information Subsequent to the Execution Date. After the Execution Date, the Seller shall give the Buyer (and/or any of its Affiliates) and its (and/or their, as applicable) representatives reasonable access during normal business hours to those Financial Records (as hereinafter defined), including data necessary for disclosures pursuant to ASC 805, ASC 932 or other requirements of GAAP or the Securities and Exchange Commission, necessary for the Buyer’s or its respective Affiliate’s preparation of financial statements and other financial data relating to the Properties that (a) is necessary to enable the Buyer to furnish the Financing Sources with such financial information regarding the historical performance of the Properties of the type customarily included, and required to be included, in the offering documentation reasonably requested by the Buyer and customary for public offerings of debt and equity securities or (b) may be required to be included in any current or future filing by the Buyer (and/or

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any of its Affiliates) with the Securities and Exchange Commission or other Governmental Authority (collectively, the “Financial Statements”).

14.20.1
The Financial Statements data shall be prepared and audited or reviewed at the sole cost and expense of the Buyer. If requested in writing, the Seller shall execute and deliver to the external independent accounting firm that audits, reviews or assists the Buyer or its respective Affiliate in the preparation of the Financial Statements or such other independent accounting firm designated by the Buyer to provide such procedures (the “Audit Firm”), such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Public Company Accounting Oversight Board (PCAOB) AU Section 722 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls. As used in this Section 14.20, the term “Financial Records” means all ledgers, books, data, files, and accounting and financial records (whether in physical or electronic form) in the possession of the Seller and its Affiliates, in each case, solely to the extent related to the Properties; provided, however, “Financial Records” does not include any records or information (a) that the Seller considers to be confidential and proprietary, or (b) that may be protected by an attorney-client privilege, or (c) that cannot be disclosed to the Buyer or its representatives as a result of confidentiality arrangements with third parties.

14.20.2
The obligations of the Seller under this Section 14.20 shall expire on the earlier of (a) termination of this Agreement or (b) ninety (90) days after the close of the 2014 fiscal year of the Seller unless a request with respect to Financial Statements has been made prior to such time, in which event the obligations of the Seller shall continue until the preparation of such Financial Statements has been completed.

14.21.
No Recourse to Financing Sources. Notwithstanding any provision of this Agreement, the Seller agrees on its behalf and on behalf of its Affiliates that no Financing Source or Finance Related Parties under any Financing Commitment nor any other Financing Source shall have any liability or obligation to the Seller and its Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Financing), whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source or any Finance Related Party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Seller has executed this Agreement on the Execution Date.

SELLER:

CHESAPEAKE APPALACHIA, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer has executed this Agreement on the Execution Date.

BUYER:

SOUTHWESTERN ENERGY PRODUCTION COMPANY,
a Texas corporation

By:	/s/ Jeffrey B. Sherrick
Jeffrey B. Sherrick, Executive Vice President, Corporate Development

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT